Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

among

WC SACD ONE PARENT, INC.,

WC SACD ONE MERGER SUB, INC.

and

INTERSECTIONS INC.

Dated as of October 31, 2018

i

(Continued)

(Continued)

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Page

Exhibit C Certificate of Incorporation of the Company
Exhibit D Forum Selection Bylaw

INDEX OF DEFINED TERMS

Definition	Location
Acceptable Confidentiality Agreement	6.2(a)
Acceptance Time	1.1(c)
Acquisition Proposal	6.2(i)(i)
Action	4.10
Adverse Recommendation Change	6.2(b)(i)
Affiliate	9.3(a)
Agreement	Preamble
Alternative Acquisition Agreement	6.2(b)(ii)
Book-Entry Shares	3.4(b)
Business Day	9.3(b)
Certificate of Merger	2.3
Certificates	3.4(b)
CFPB	1.3(c)
CFPB Order	4.11(e)
Closing	2.2
Closing Date	2.2
COBRA	4.12(c)(x)
Code	3.4
Collection Costs	8.3(e)
Company	Preamble
Company Board	Recitals
Company Bylaws	4.1(b)
Company Charter	4.1(b)
Company Disclosure Letter	Article IV
Company Intellectual Property	4.19(a)(i)
Company Plans	4.12(a)
Company Preferred Stock	4.2(a)
Company Product	4.19(a)(iv)
Company Proprietary Technology	4.19(h)
Company Registered Intellectual Property	4.19(a)(v)
Company RSU Award	3.2(b)
Company SEC Documents	4.6(a)
Company Stock Awards	4.2(b)
Company Stock Option	3.2(a)
Company Stock Plan	3.2(a)
Company Termination Fee	8.3(b)
Company-Owned Intellectual Property Rights	4.19(a)(ii)
Company-Owned Technology	4.19(a)(iii)
Confidentiality Agreement	6.3
Continuing Employees	6.18(b)
Contract	4.5(a)
control	9.3(c)
Copyrights	4.19(a)(vii)

v

INDEX OF DEFINED TERMS
(Continued)

Definition	Location

DAA	4.30(c)
Delaware Secretary of State	2.3
delinquent party	8.3(e)
DGCL	Recitals
Dissenting Shares	3.6
Effective Time	2.3
Enumerated Laws	4.11
Environmental Law	4.14(b)
Equity Awards	3.2(a)
ERISA	4.12(a)
Exchange Act	1.1(a)
Expiration Date	1.1(b)
Financing Source Parties	6.16
Financing Sources	6.16
GAAP	4.6(b)
Governmental Entity	4.5(b)
Guarantor	Recitals
Hazardous Substance	4.14(c)
Holdings	Recitals
HSR Act	4.5(b)
Indebtedness	9.3(d)
Initial Expiration Date	1.1(b)
Intellectual Property	4.19(a)(vi)
Intellectual Property Rights	4.19(a)(vii)
Intervening Event	6.2(h)(iii)
IP Contracts	4.19(g)
IRS	4.12(b)
knowledge	9.3(e)
Law	4.5(a)
Liens	4.2(a)
Limited Guaranty	Recitals
Material Adverse Effect	4.1(a)
Material Contract	4.16(a)
Maximum Parent Liability Amount	8.3(d)(iv)
Measurement Date	4.2(a)
Merger	Recitals
Merger Consideration	3.1(b), 3.1(a)
Merger Sub	Preamble
Nasdaq	1.1(b)
OFAC	4.11(b)
Offer	Recitals
Offer Conditions	1.1(a)

INDEX OF DEFINED TERMS
(Continued)

Definition	Location

Offer Documents	1.2
Offer Price	Recitals
Offer to Purchase	1.2
Open Source Technology	4.19(h)
Outside Date	1.1(b)
Parent	Preamble
Parent Expenses	8.3(c)
Parent Material Adverse Effect	5.1
Parent Plan	6.18(c)
Parent Termination Fee	8.3(d)(i)
Patents	4.19(a)(vii)
Paying Agent	3.4(a)
Payment Fund	3.4(a)
PCI DSS	4.30(c)
Peak6 Warrant	3.3
Pension Plan	4.12(c)
Permits	4.11
Permitted Liens	4.18(a)
Person	9.3(f)
Personal Data	4.30(a)(ii)
Privacy Laws	4.30(a)(i)
Privacy Policy	4.30(b)
Protected Data	4.30(d)
Registered Intellectual Property	4.19(a)(viii)
Related Parties	9.17
Representatives	6.2(a)
Rollover Agreement	Recitals
Rollover Holders	Recitals
Rollover Shares	Recitals
Sanctions	4.11(f)
Sarbanes-Oxley Act	4.6(a)
Schedule 13E-3	4.8
Schedule 14D-9	1.3(b)
Schedule TO	1.2
SEC	1.1(b)
Securities Act	4.5(b)
Security Practices	4.30(d)
Shares	Recitals
Special Committee	Recitals
Subsequent Offering Period	1.1(b)
Subsidiary	9.3(g)
Superior Proposal	6.2(h)(ii)

INDEX OF DEFINED TERMS
(Continued)

Definition	Location

Support Agreement	Recitals
Surviving Corporation	2.1
Takeover Laws	4.20
Tax Return	9.3(h)
Taxes	9.3(i)
Technology	4.19(a)(ix)
Top Customers	4.26
Top Resellers	4.27
Top Suppliers	4.25
Trademarks	4.19(a)(vii)
WARN Act	4.13(d)

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of October 31, 2018, between WC SACD One Parent, Inc., a Delaware corporation (“Parent”), WC SACD One Merger Sub, Inc., a Delaware corporation and a wholly-owned Subsidiary of Parent (“Merger Sub”) and Intersections Inc., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, it is proposed that Merger Sub shall commence a tender offer (the “Offer”), subject to the conditions set forth on Exhibit A, to purchase all of the outstanding shares of common stock, par value $0.01 per share, of the Company (the “Shares”) at a price per Share of $3.68 net to the seller in cash (such amount or any greater amount per Share as may be paid pursuant to the Offer, the “Offer Price”), on the terms and subject to the conditions set forth herein;

WHEREAS, following the completion of the Offer, Merger Sub shall be merged with and into the Company, with the Company surviving that merger, on the terms and subject to the conditions set forth herein (the “Merger”);

WHEREAS, the parties intend that the Merger shall be effected in accordance with Section 251(h) of the General Corporation Law of the State of the Delaware (the “DGCL”) if the conditions of Section 251(h) can be satisfied, and shall be consummated as soon as practicable following the completion of the Offer;

WHEREAS, the Boards of Directors of Parent and Merger Sub have each unanimously approved this Agreement and declared it advisable for Parent and Merger Sub, respectively, to enter into this Agreement;

WHEREAS, the Board of Directors of the Company (the “Company Board”) acting on the unanimous recommendation of the special committee of the Board of Directors consisting solely of independent members of the Company Board (the “Special Committee”) has (i) determined that it is in the best interests of the Company and its stockholders (including the stockholders of the Company other than the Rollover Holders), and declared it advisable, to enter into this Agreement, (ii) approved the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby, including the Offer and the Merger and (iii) resolved and agreed to recommend that the Company’s stockholders accept the Offer, tender their Shares pursuant to the Offer;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent’s willingness to enter into this Agreement, certain directors, executive officers and stockholders of the Company are entering into an agreement (the “Support Agreement”) pursuant to which each such Person has agreed, among other things, to tender certain Shares held by such Person in the Offer held by such Person immediately prior to the Effective Time;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent’s willingness to enter into this Agreement, Loeb Holding Corporation, Michael Stanfield, Stanfield Family Investments LLC and David McGough (the “Rollover Holders”) are entering into an agreement (the “Rollover Agreements”) pursuant to which each such Person has agreed, among other things, to contribute to WC SACD One, Inc., a Delaware corporation and parent company to Parent (“Holdings”), certain Shares (the “Rollover Shares”) held by such Person immediately prior to the Effective Time;

WHEREAS, concurrently with the execution and delivery of this Agreement, each of WndrCo Holdings, LLC, General Catalyst Group IX, L.P., GC Entrepreneurs Fund IX, L.P., and iSubscribed, Inc. (the “Guarantors”) is entering into and delivering to the Company a limited guaranty in favor of the Company (the “Limited Guaranty”) with respect to the matters set forth therein, which agreement is attached as Exhibit B hereto; and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Offer and the Merger and also to prescribe certain conditions to the Offer and the Merger as specified herein.

AGREEMENT

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I
THE OFFER

Section 1.1           The Offer.

(a)     Provided that this Agreement shall not have been terminated in accordance with Article VIII and the conditions set forth in clauses (c)(i), (ii), (iii) and (iv)(1), (iv)(2), (iv)(3) and (iv)(4) of Exhibit A hereto shall have been satisfied, as promptly as reasonably practicable, and in any event by November 13, 2018 (or such other date as agreed to in writing by Parent and the Company), Merger Sub shall, and Parent shall cause Merger Sub to, commence (within the meaning of Rule 14d‑2 under the Securities Exchange Act of 1934, as amended (including the rules and regulations promulgated thereunder, the “Exchange Act”)) the Offer. The obligations of Merger Sub, and of Parent to cause Merger Sub, to accept for payment and pay for any Shares tendered pursuant to the Offer shall be subject to (i) the satisfaction of the Minimum Condition (as defined in Exhibit A hereto) and (ii) the satisfaction or waiver by Merger Sub of each of the other conditions set forth in Exhibit A hereto (together with the Minimum Condition, the “Offer Conditions”) and the terms and conditions hereof. Merger Sub expressly reserves the right, in its sole discretion, to (A) increase the Offer Price, (B) waive any Offer Condition other than the Minimum Condition, or (C) modify any of the other terms or conditions of the Offer, except that, unless otherwise provided by this Agreement, without the written consent of the Company, Merger Sub shall not (1) reduce the Offer Price, (2) change the form of consideration payable in the Offer (other than by adding consideration), (3) add to the Offer Conditions, (4) reduce the number of Shares subject to the offer, (5) extend the expiration of the Offer except as required or permitted by Section 1.1(b), or (6) modify any Offer Condition (other than the Minimum Condition) or any term of the Offer (other than the terms that may not be modified pursuant to subsection (C) of this Section 1.1(a)) set forth in this Agreement in a manner adverse to the holders of Shares. In addition, the parties hereby agree that the Minimum Condition may not be amended or waived by either Parent or Merger Sub, on the one hand, or the Company, on the other hand.

(b)        The Offer shall expire at 5:00 p.m. (New York City time) on the date that is 21 Business Days (for this purpose calculated in accordance with Rule 14d-1(g)(3) under the Exchange Act) after the commencement of the Offer (the “Initial Expiration Date”) or, in the event the Initial Expiration Date has been extended pursuant to and in accordance with this Agreement, the date and time to which the Offer has been so extended (the Initial Expiration Date, or such later date and time to which the Initial Expiration Date has been so extended, the “Expiration Date”). Notwithstanding the foregoing, Merger Sub may (but shall not be obligated to), without the consent of the Company, extend the Offer (i) if at any scheduled Expiration Date, the Minimum Condition has not been satisfied or any of the other Offer Conditions have not been satisfied or waived, for one or more periods of up to 10 Business Days per extension until the earlier to occur of (A) the date such Offer Conditions are satisfied or waived or (B) July 31, 2019 (the “Outside Date”) or (ii) for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the “SEC”) or the staff thereof or the rules of the Nasdaq Global Market (“Nasdaq”) applicable to the Offer; provided further, that Merger Sub may, in its sole discretion, provide a subsequent offering period (a “Subsequent Offering Period”) after the expiration of the Offer, in accordance with Rule 14d‑11 under the Exchange Act.

(c)         Subject to the terms of the Offer and this Agreement and the satisfaction of all of the Offer Conditions, Merger Sub will accept for payment (the time of such acceptance, the “Acceptance Time”) and thereafter timely pay for all Shares validly tendered and not validly withdrawn pursuant to the Offer as soon as practicable after the Expiration Date or (in the case of Shares tendered during any Subsequent Offering Period) as soon as practicable following the valid tender thereof, provided, that with respect to Shares tendered pursuant to guaranteed delivery procedures that have not yet been delivered in settlement or satisfaction of such guarantee, Merger Sub shall be under no obligation to make any payment for such Shares unless and until such Shares are delivered in settlement or satisfaction of such guarantee.

Section 1.2           Offer Documents. As promptly as reasonably practicable on the date of commencement of the Offer, Parent and Merger Sub shall (a) file a Schedule TO (together with all exhibits, amendments and supplements thereto, the “Schedule TO”) with respect to the Offer, which shall contain or shall incorporate by reference an offer to purchase (the “Offer to Purchase”) and forms of the related letter transmittal and form of summary advertisement (the Schedule TO, the Offer to Purchase and such other documents, together with all exhibits, amendments and supplements thereto, the “Offer Documents”), and (b) cause the Offer Documents to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities Law. The Company shall promptly supply Parent and Merger Sub in writing, for inclusion in the Offer Documents, all information concerning the Company required under the Exchange Act to be included in the Offer Documents. Each of Parent, Merger Sub and the Company agrees promptly to correct any information provided by them for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and each of Parent and Merger Sub further agrees to take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and to be disseminated to the holders of Shares, in each case as and to the extent required by applicable federal securities Law. The Company and its counsel shall be given a reasonable opportunity to review and comment on the Offer Documents and any amendments thereto prior to the filing thereof with the SEC and Parent shall give due consideration to all reasonable additions, deletions or changes suggested thereto by the Company and its counsel. In addition, Parent agrees to provide the Company and its counsel any comments, whether written or oral, that Parent may receive from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments, and any written or oral responses thereto. The Company and its counsel shall be given a reasonable opportunity to review and comment upon such responses and Parent shall give due consideration to all reasonable additions, deletions or changes suggested thereto by the Company and its counsel.

Section 1.3           Company Actions.

(a)        The Company hereby consents to the Offer and to the inclusion in the Offer Documents of the recommendation of the Company Board described in Section 4.4(b).

(b)        As promptly as reasonably practicable on the date of filing by Parent and Merger Sub of the Offer Documents, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D‑9 (such Schedule 14D‑9, together with all exhibits, amendments and supplements thereto, the “Schedule 14D‑9”), which shall reflect that the Merger is governed by Section 251(h) of the DGCL, contain the recommendation of the Company Board described in Section 4.4(b), and contain a notice of appraisal rights containing the information required by Section 262 of the DGCL and applicable Law. The Schedule 14D-9 shall include as an exhibit an Information Statement pursuant to Section 14(f) of the Exchange Act and Rule 14f-l promulgated thereunder. The Company shall cause the Schedule 14D‑9 to be disseminated to the holders of Shares, as and to the extent required by applicable federal securities Law. Each of the Company, Parent and Merger Sub agrees promptly to correct any information provided by it for use in the Schedule 14D‑9 if and to the extent that such information shall have become false or misleading in any material respect, and the Company further agrees to take all steps necessary to cause the Schedule 14D‑9 as so corrected to be filed with the SEC and to be disseminated to the holders of Shares, in each case, as and to the extent required by applicable federal securities Law. Parent, Merger Sub and their counsel shall be given a reasonable opportunity to review and comment on the Schedule 14D‑9 and any amendments thereto prior to the filing thereof with the SEC and the Company shall give due consideration to all reasonable additions, deletions or changes suggested thereto by Parent, Merger Sub and their counsel. Simultaneously with the Company’s filing with the SEC of the Schedule 14D-9, the Company shall inform the Consumer Financial Protection Bureau (the “CFPB”) in writing of the Offer and Merger, that the Company will survive the Merger, and the Company’s position that the Offer and Merger will not negatively affect the Company’s compliance with the Company’s obligations arising under the CFPB Order. In addition, the Company agrees to provide Parent, Merger Sub and their counsel any comments, whether written or oral, that the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D‑9 or from the CFPB or its staff with respect to the Offer and Merger or the CFPB Order promptly after the receipt of such comments, and any written or oral responses thereto. Parent, Merger Sub and their counsel shall be given a reasonable opportunity to review and comment upon such responses and the Company shall give due consideration to all reasonable additions, deletions or changes suggested thereto by Parent, Merger Sub and their counsel.

(c)         In connection with the Offer, the Company shall cause its transfer agent promptly (but in any event within five Business Days after the date hereof) to furnish Parent and Merger Sub with mailing labels, security position listings, any non-objecting beneficial owner lists and any available listings or computer files containing the names and addresses of the record holders of Shares as of the most recent practicable date and shall furnish Parent and Merger Sub with such additional available information (including, but not limited to, periodic updates of such information) and such other assistance as Parent, Merger Sub or their agents may reasonably request in communicating the Offer to the record and beneficial holders of Shares.

ARTICLE II
THE MERGER

Section 2.1         The Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company. Following the Merger, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”) and a wholly-owned subsidiary of Parent.

Section 2.2         Closing. The closing of the Merger (the “Closing”) shall take place at 10:00 a.m., Eastern time, on the second (2nd) Business Day following the satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by applicable Law, waiver of those conditions), at the offices of Gibson, Dunn & Crutcher LLP, 2029 Century Park East, Suite 4000, Los Angeles, California 90067, unless another date, time or place is agreed to in writing by Parent and the Company. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

Section 2.3      Effective Time. The parties hereto agree to take all necessary and appropriate action to cause the Merger to become effective as soon as practicable following the consummation of the Offer without a meeting of stockholders of the Company, in accordance with Section 251(h) of the DGCL. Upon the terms and subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall file a certificate of merger or, if applicable, a certificate of ownership and merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”), executed in accordance with the relevant provisions of the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Delaware Secretary of State or at such other time as Parent and the Company shall agree in writing and shall specify in the Certificate of Merger (the time the Merger becomes effective being the “Effective Time”).

Section 2.4          Effects of the Merger. The Merger shall have the effects set forth in this Agreement and in the relevant provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 2.5         Merger Without Meeting of Stockholders. The Merger shall be governed by Section 251(h) of the DGCL.

Section 2.6           Certificate of Incorporation; Bylaws. By virtue of the Merger:

(a)        At the Effective Time, the certificate of incorporation of the Company shall be amended so that it reads in its entirety as set forth in Exhibit C hereto, and, as so amended, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with its terms and as provided by applicable Law.

(b)         At the Effective Time, and without any further action on the part of the Company and Merger Sub, the bylaws of the Company shall be amended so that they read in their entirety the same as the bylaws of Merger Sub as in effect immediately prior to the Effective Time, except that all references therein to Merger Sub shall be automatically amended and shall become references to the Surviving Corporation, and, as so amended, shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with their terms, the certificate of incorporation of the Surviving Corporation and as provided by applicable Law.

Section 2.7       Directors. The parties shall take all requisite actions such that the directors of Merger Sub immediately prior to the Effective Time shall be the directors of Parent until the earlier of their resignation or removal or until their respective successors are duly elected and qualified.

Section 2.8          Officers. The parties shall take all requisite actions such that the officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified.

ARTICLE III
EFFECT ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

Section 3.1        Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holders of any shares of capital stock of the Company, Parent or Merger Sub:

(a)        Each Share issued and outstanding immediately prior to the Effective Time (other than (i) any Excluded Shares and (ii) any Dissenting Shares) shall thereupon be converted automatically into and shall thereafter represent the right to receive the Offer Price in cash, without interest, and subject to deduction for any required withholding Tax (the “Merger Consideration”). As of the Effective Time, all Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and shall thereafter only represent the right to receive the Merger Consideration, if any, to be paid in accordance with Section 3.4, without interest.

(b)         Each Share held in the treasury of the Company or owned, directly or indirectly, by Parent or Merger Sub immediately prior to the Effective Time (including, for the avoidance of doubt, the Rollover Shares) (collectively, “Excluded Shares”) shall automatically be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(c)          Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(d)         If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company, or securities convertible into or exchangeable into or exercisable for shares of such capital stock, shall occur as a result of any reclassification, recapitalization, stock split (including a reverse stock split) or subdivision or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period (excluding, in each case, normal quarterly cash dividends), merger or other similar transaction, the Merger Consideration shall be equitably adjusted so as to provide Parent and the holder of Shares the same economic effect as contemplated by this Agreement prior to such event; provided, that nothing in this Section 3.1(d) shall be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

Section 3.2           Treatment of Options and Other Equity-Based Awards.

(a)         At the Effective Time, each option (each, a “Company Stock Option”) to purchase Shares granted under the 1999 Stock Option Plan, the 2004 Stock Option Plan, the 2006 Stock Incentive Plan and the 2014 Stock Incentive Plan (the “Company Stock Plans”), whether vested or unvested, that is outstanding immediately prior to the Effective Time shall be cancelled and, in exchange therefor, the Surviving Corporation shall pay to each former holder of any such cancelled Company Stock Option as soon as practicable following the Effective Time an amount in cash (without interest, and subject to deduction for any required withholding Tax) equal to the product of (i) the excess of the Merger Consideration over the exercise price per Share under such Company Stock Option and (ii) the number of Shares subject to such Company Stock Option; provided, that if the exercise price per Share of any such Company Stock Option is equal to or greater than the Merger Consideration, such Company Stock Option shall be cancelled without any cash payment being made in respect thereof.

(b)      At the Effective Time, each restricted stock unit award (each, a “Company RSU Award”) in respect of Shares granted under the Company Stock Plans that is outstanding immediately prior to the Effective Time shall fully vest (to the extent unvested) and shall be cancelled and converted automatically into the right to receive an amount in cash equal to the Merger Consideration in respect of each Share underlying such Company RSU Award immediately prior to the Effective Time.

(c)       Prior to the Effective Time, the Company shall deliver all required notices (which notices shall have been approved by Parent, in its reasonable discretion) to each holder of Company Stock Options and Company RSU Awards(collectively, the “Equity Awards”) setting forth each holder’s rights pursuant to the respective Company Stock Plan, stating that such Equity Award shall be treated in the manner set forth in this Section 3.2.

(d)      The Surviving Corporation shall pay the amounts described in this Section 3.2, less applicable Tax withholdings, as soon as administratively practicable (and, in any event, within thirty (30) Business Days) following the Closing Date. Notwithstanding the immediately preceding sentence, to the extent that payment of the amounts described in this Section 3.2 with respect to Equity Awards that constitute nonqualified deferred compensation subject to Section 409A of the Code would otherwise cause the imposition of a Tax or penalty under Section 409A of the Code, the Surviving Corporation shall make such payment at the earliest time permitted under the Company Stock Plans and applicable award agreement that would not result in the imposition of such Tax or penalty.

(e)        The Company shall take all actions necessary to ensure that, as of the Effective Time, (i) the Company Stock Plans shall terminate and (ii) no holder of an Equity Award or any participant in any Company Stock Plan or any other employee incentive or benefit plan, program or arrangement or any non-employee director plan maintained by the Company shall have any rights to acquire, or other rights in respect of, the capital stock of the Company, the Surviving Corporation or any of their Subsidiaries, except the right to receive the payments contemplated by Sections 3.2(a), (b), (c) and (d) in cancellation and settlement thereof.

Section 3.3           Treatment of the Peak6 Warrant.

(a)        At the Effective Time, that certain Amended and Restated Warrant dated April 20, 2017 issued by the Company to Peak6 Ventures LLC (the “Peak6 Warrant”) to the extent it is outstanding immediately prior to the Effective Time shall be deemed exercised and cancelled pursuant to its terms, and in exchange therefor, the Surviving Corporation shall pay to the holder thereof as soon as practicable following the Effective Time an amount in cash (without interest) equal to the product of (i) the excess of the Merger Consideration over the exercise price per Share under the Peak6 Warrant and (ii) the number of Shares subject to the Peak6 Warrant. The amounts described in this Section 3.3 shall be deemed to have been paid in full satisfaction of all rights pertaining to the Peak6 Warrant.

(b)       Prior to the Effective Time, the Company shall deliver all required notices (which notices shall have been approved by Parent, in its reasonable discretion) to the holder of the Peak6 Warrant setting forth such holder’s rights pursuant to the Peak6 Warrant, stating that the Peak6 Warrant shall be treated in the manner set forth in this Section 3.3.

Section 3.4           Exchange and Payment.

(a)         Promptly after the Effective Time, Parent shall deposit (or cause to be deposited) with a bank or trust company designated by Parent and reasonably acceptable to the Company (the “Paying Agent”), in trust for the benefit of holders of Shares immediately prior to the Effective Time (other than holders to the extent they hold Excluded Shares or Dissenting Shares), cash in an amount sufficient to pay the aggregate Merger Consideration in accordance with Section 3.1(a) (such cash, the “Payment Fund”). Except as otherwise provided in this Agreement, the Payment Fund shall not be used for any purpose other than to fund payments due pursuant to this Article III.

(b)       As soon as reasonably practicable after the Effective Time, the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of a certificate (“Certificates”) that immediately prior to the Effective Time represented outstanding Shares that were converted into the right to receive the Merger Consideration (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates held by such Person shall pass, only upon proper delivery of the Certificates to the Paying Agent, and which letter shall be in customary form and contain such other provisions as Parent or the Paying Agent may reasonably specify) and (ii) instructions for use in effecting the surrender of such Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate to the Paying Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as the Paying Agent may reasonably require, the holder of such Certificate shall be entitled to receive in exchange for the Shares formerly represented by such Certificate (other than Excluded Shares and Dissenting Shares) the Merger Consideration for each such Share (subject to deduction for any required withholding Tax), and the Certificate so surrendered shall forthwith be cancelled. Promptly after the Effective Time and in any event not later than the third Business Day thereafter, the Surviving Corporation shall cause the Paying Agent to issue and send to each holder of uncertificated Shares represented by book entry (“Book-Entry Shares”), other than with respect to Excluded Shares and Dissenting Shares, a check or wire transfer for the amount of cash that such holder is entitled to receive pursuant to Section 3.1(a) in respect of such Book-Entry Shares, without such holder being required to deliver a Certificate or an executed letter of transmittal to the Paying Agent, and such Book-Entry Shares shall then be cancelled. No interest will be paid or accrued for the benefit of holders of Certificates or Book-Entry Shares on the Merger Consideration.

(c)         If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate or Book-Entry Share is registered, it shall be a condition of payment that such Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer or such Book-Entry Share shall be properly transferred and that the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of such Certificate or Book-Entry Share or shall have established to the satisfaction of Parent that such Tax is not applicable.

(d)         Until surrendered as contemplated by this Section 3.4, each Certificate or Book-Entry Share shall be deemed after the Effective Time to represent only the right to receive the Merger Consideration payable in respect thereof, pursuant to this Article III, without any interest thereon.

(e)     All cash paid upon the surrender for exchange of Certificates or Book-Entry Shares in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares formerly represented by such Certificates or Book-Entry Shares. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent for transfer or transfer is sought for Book-Entry Shares, such Certificates or Book-Entry Shares shall be cancelled and exchanged as provided in this Article III, subject to applicable Law in the case of Dissenting Shares.

(f)         The Paying Agent shall invest any cash included in the Payment Fund as directed by Parent, on a daily basis. Any interest or other income resulting from such investments shall be paid to Parent, upon demand.

(g)       Any portion of the Payment Fund (and any interest or other income earned thereon) that remains undistributed to the holders of Certificates or Book-Entry Shares nine months after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any remaining holders of Certificates or Book-Entry Shares (except to the extent representing Excluded Shares or Dissenting Shares) shall thereafter look only to the Surviving Corporation as general creditors thereof for payment of the Merger Consideration (subject to abandoned property, escheat or other similar laws), without interest.

(h)       None of Parent, the Surviving Corporation, the Paying Agent or any other Person shall be liable to any Person in respect of any portion of the Payment Fund properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(i)        If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit, in form and substance reasonably acceptable to Parent, of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Paying Agent, the posting by such Person of a bond in such amount as Parent or the Paying Agent may determine is reasonably necessary as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Paying Agent will deliver in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable in respect thereof pursuant to this Agreement.

(j)         Any portion of the Merger Consideration made available to the Paying Agent pursuant to Section 3.1(a) to pay for Shares for which appraisal rights have been perfected as described in Section 3.6 shall be returned to Parent, upon demand; provided that the parties acknowledge that, notwithstanding anything to the contrary in this Agreement, Parent shall not be required under this Section 3.4 or otherwise to deposit with the Paying Agent any cash to pay Merger Consideration with respect to Shares as to which its holder has purported to deliver a notice or demand of appraisal that has not been withdrawn prior to the Closing Date.

Section 3.5          Withholding Rights. Parent, Merger Sub, the Surviving Corporation and the Paying Agent shall each be entitled to deduct and withhold, or cause to be deducted and withheld, from the amounts otherwise payable pursuant to this Agreement such amounts as Parent, Merger Sub, the Surviving Corporation or the Paying Agent determines it is required to deduct and withhold under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state, local or foreign Tax Law. To the extent that amounts are so deducted and withheld, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made.

Section 3.6         Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, Shares issued and outstanding immediately prior to the Effective Time that are held by any holder who has not voted in favor of the Merger and who is entitled to demand and properly demands appraisal of such Shares pursuant to Section 262 of the DGCL (“Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration, unless and until such holder shall have failed to perfect, or shall have effectively withdrawn or lost, such holder’s right to appraisal under the DGCL. Dissenting Shares shall be treated in accordance with Section 262 of the DGCL. If any such holder fails to perfect or withdraws or loses any such right to appraisal, each such Share of such holder shall thereupon be converted into and become exchangeable only for the right to receive, as of the later of the Effective Time and the time that such right to appraisal has been irrevocably lost, withdrawn or expired, the Merger Consideration in accordance with Section 3.1(a). The Company shall serve prompt notice to Parent of any demands for appraisal of any Shares, attempted withdrawals of such notices or demands and any other instruments received by the Company relating to rights to appraisal, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. The Company shall not, without the prior written consent of Parent, make any payment with respect to, settle or offer to settle, or approve any withdrawal of any such demands.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the corresponding section or subsection of the disclosure letter delivered by the Company to Parent immediately prior to the execution of this Agreement (the “Company Disclosure Letter”) (it being agreed that disclosure of any item in any section of the Company Disclosure Letter shall also be deemed disclosure with respect to any other Section of this Agreement to which the relevance of such item is readily apparent on the face of such disclosure), the Company represents and warrants to Parent and Merger Sub as follows:

Section 4.1           Organization, Standing and Power.

(a)        Each of the Company and its Subsidiaries (i) is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, (ii) has all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and (iii) is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except in the case of clause (iii), where the failure to be so qualified or licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect. For purposes of this Agreement, “Material Adverse Effect” means any event, change, circumstance, occurrence, effect or state of facts that (A) materially impairs or delays or would reasonably be expected to impair or delay the ability of the Company to consummate the Offer, the Merger or any of the transactions contemplated by this Agreement (other than any stockholder litigation arising from or relating to this Agreement, the Support Agreement or the transactions contemplated hereby or thereby); or (B) is or would reasonably be expected to be materially adverse to the business, assets, liabilities, condition or, results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that in the case of clause (B) only, Material Adverse Effect shall not include any such event, change, circumstance, occurrence, effect or state of facts relating to or arising from (i) changes in general economic, financial, social or political conditions, (ii) changes in any financial, debt, credit, capital or banking markets (including any disruption thereof), (iii) changes in conditions generally affecting the industries in which the Company and its Subsidiaries operate, (iv) changes in interest, currency or exchange rates or the price of any commodity, security or market index, (v) changes in Law, GAAP or other accounting principles or requirements, or standards or interpretations, (vi) the occurrence, escalation, outbreak or worsening of any hostilities, war, police action, acts of terrorism or military conflicts, whether or not pursuant to the declaration of an emergency or war, (vii) the existence, occurrence or continuation of any force majeure events, including any earthquakes, floods, hurricanes, tropical storms, fires or other natural disasters or any national, international or regional calamity, (viii) compliance by the Company and its Subsidiaries with the terms of this Agreement, including the failure to take any action restricted by this Agreement, or any actions taken to the extent required by this Agreement, (ix) any actions taken, or not taken, with the written consent, waiver or at the written request of Parent, (x) the public announcement of this Agreement and the transactions contemplated by this Agreement, (xi) any change in the market price or trading volume of the Shares (provided, the underlying cause of such failure or change may be taken into account in determining whether a Material Adverse Effect has occurred), and (xii) any stockholder litigation arising from or relating to this Agreement, the Support Agreement or the transactions contemplated hereby or thereby, except, in the case of clauses (i), (ii), (iii), (iv), (v), (vi) and (vii), to the extent any such effect has a disproportionate adverse impact on the Company and its Subsidiaries, taken as a whole, relative to other similarly situated companies in the principal industries in which the Company and its Subsidiaries operate.

(b)       The Company has previously made available to Parent true and complete copies of the Company’s certificate of incorporation, as amended (the “Company Charter”) and bylaws (the “Company Bylaws”) and the certificate of incorporation and bylaws (or comparable organizational documents) of each of its Subsidiaries, in each case as amended to the date of this Agreement, and each as so delivered is in full force and effect. The Company is not in violation of any provision of the Company Charter or Company Bylaws. The Company has made available to Parent true and complete copies of the minutes (or, in the case of draft minutes, the most recent drafts thereof as of the date of this Agreement) of all meetings of the Company’s stockholders, the Company Board and each committee of the Company Board (other than the Special Committee) and the minutes of meeting of the stockholders and board of directors of each of its Subsidiaries held since January 1, 2016.

Section 4.2           Capital Stock.

(a)       The authorized capital stock of the Company consists of 50,000,000 Shares and 5,000,000 shares of preferred stock, par value $0.01 per share (the “Company Preferred Stock”). As of October 31, 2018 (the “Measurement Date”), (i) 24,428,246 Shares were issued and outstanding, (ii) 25,571,754 Shares were authorized but unissued, (iii) no Shares were held by the Company in its treasury, (iv) no shares of Company Preferred Stock were issued and outstanding and no shares of Company Preferred Stock were held by the Company in its treasury, and (v) 4,585,723 Shares were reserved for issuance pursuant to Company Stock Plans (of which (A) 2,772,887 Shares were subject to outstanding Company Stock Options, and (B) 1,812,836 Shares were subject to Company RSU Awards). All outstanding shares of capital stock of the Company are, and all shares reserved for issuance will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to any preemptive rights. No shares of capital stock of the Company are owned by any Subsidiary of the Company. All outstanding shares of capital stock and other voting securities or equity interests of each Subsidiary of the Company have been duly authorized and validly issued, are fully paid, nonassessable and not subject to any preemptive rights. Except for the Company’s obligations under its Credit Agreement with Peak6 Investments, L.P., all outstanding shares of capital stock and other voting securities or equity interests of each such Subsidiary are owned, directly or indirectly, by the Company, free and clear of all pledges, claims, liens, charges, options, rights of first refusal, encumbrances and security interests of any kind or nature whatsoever (including any limitation on voting, sale, transfer or other disposition or exercise of any other attribute of ownership) (collectively, “Liens”). Except as set forth in Section 4.2(a) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has outstanding any bonds, debentures, notes or other obligations having the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) with the stockholders of the Company or such Subsidiary on any matter. Except as set forth above in this Section 4.2(a) and except for changes since the close of business on the Measurement Date resulting from the exercise of Company Stock Options or vesting or settlement of Company RSU Awards described in Section 4.2(a) of the Company Disclosure Letter, there are no outstanding (A) shares of capital stock or other voting securities or equity interests of the Company, (B) securities of the Company or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock of the Company or other voting securities or equity interests of the Company or any of its Subsidiaries, (C) stock appreciation rights, “phantom” stock rights, performance units, interests in or rights to the ownership or earnings of the Company or any of its Subsidiaries or other equity equivalent or equity-based awards or rights, (D) subscriptions, options, warrants, calls, commitments, Contracts or other rights to acquire from the Company or any of its Subsidiaries, or obligations of the Company or any of its Subsidiaries to issue, any shares of capital stock of the Company or any of its Subsidiaries, voting securities, equity interests or securities convertible into or exchangeable or exercisable for capital stock or other voting securities or equity interests of the Company or any of its Subsidiaries or rights or interests described in the preceding clause (C), or (E) obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any such securities or to issue, grant, deliver or sell, or cause to be issued, granted, delivered or sold, any such securities. There are no stockholder agreements, voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the holding, voting, registration, redemption, repurchase or disposition of, or that restricts the transfer of, any capital stock or other voting securities or equity interests of the Company or any of its Subsidiaries.

(b)        Section 4.2(b) of the Company Disclosure Letter sets forth a true and complete list of all holders, as of the close of business on the Measurement Date, of outstanding Equity Awards and other similar rights to purchase or receive Shares or similar rights granted under the Company Stock Plans or otherwise (collectively, “Company Stock Awards”), indicating as applicable, with respect to each Company Stock Award then outstanding, the type of award granted, the number of Shares subject to such Company Stock Award, the name of the plan under which such Company Stock Award was granted, the date of grant, exercise or purchase price, vesting schedule, payment schedule (if different from the vesting schedule) and expiration thereof, and whether (and to what extent) the vesting of such Company Stock Award will be accelerated or otherwise adjusted in any way by the consummation of the Offer, the Merger and the other transactions contemplated by this Agreement. Each Company Stock Option intended to qualify as an “incentive stock option” under Section 422 of the Code so qualifies and the exercise price of each other Company Stock Option is no less than the fair market value of a Share as determined on the date of grant of such Company Stock Option. The Company has made available to Parent true and complete copies of the Company Stock Plans and the forms of all award agreements evidencing outstanding Equity Awards. All Equity Awards can be involuntarily cancelled without the award holder’s consent prior to or upon the consummation of the Merger (including any options that have an exercise price equal to or greater than the Merger Consideration, and therefore with respect to which no payment will be made in connection with such cancellation).

Section 4.3           Subsidiaries. Section 4.3 of the Company Disclosure Letter sets forth a true and complete list of each Subsidiary of the Company, including its jurisdiction of incorporation or formation. Except for the capital stock of, or other equity or voting interests in, its Subsidiaries, the Company does not own, directly or indirectly, any equity, membership interest, partnership interest, joint venture interest, or other equity or voting interest in, or any interest convertible into, exercisable or exchangeable for any of the foregoing, nor is it under any current or prospective obligation to form or participate in, provide funds to, make any loan, capital contribution, guarantee, credit enhancement or other investment in, or assume any liability or obligation of, any Person.

Section 4.4           Authority.

(a)    Assuming the transactions contemplated by this Agreement are consummated in accordance with Section 251(h) of the DGCL, the Company has all necessary corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the Offer, the Merger and the other transactions contemplated hereby. Assuming the accuracy of the representations and warranties made in Section 5.8 of this Agreement, the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Offer, the Merger and the other transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to approve this Agreement or to consummate the Offer, the Merger and the other transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity).

(b)             The Special Committee and the Company Board, each at a meeting duly called and held at which all members of the Special Committee or directors of the Company, as applicable, were present, unanimously adopted resolutions (i) approving and declaring advisable the terms of this Agreement and the transactions contemplated hereby, including the Offer and the Merger, (ii) determining the Offer and the Merger to be fair to and in the best interests of the Company and the stockholders of the Company (including the stockholders other than the Rollover Holders), (iii) determining that the Merger is governed by Section 251(h) of the DGCL, and (iv) recommending that the holders of Common Stock accept the Offer and tender their shares of Common Stock pursuant to the Offer, which resolutions have not been subsequently rescinded, modified or withdrawn in any way as of the date of this Agreement.

(c)             Assuming the Minimum Condition is satisfied, no vote or consent of the holders of any class or series of the Company’s capital stock or other securities is required to authorize this Agreement or to consummate the Offer, the Merger and the other transactions contemplated hereby.

Section 4.5           No Conflict; Consents and Approvals.

(a)      The execution, delivery and performance of this Agreement by the Company does not, and the consummation of the Offer, the Merger and the other transactions contemplated hereby and compliance by the Company with the provisions hereof will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation, modification or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon any of the properties, assets or rights of the Company or any of its Subsidiaries under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, or require any consent, waiver or approval of any Person pursuant to, any provision of (i) the Company Charter or Company Bylaws, or the certificate of incorporation or bylaws (or similar organizational documents) of any Subsidiary of the Company, (ii) any bond, debenture, note, mortgage, indenture, guarantee, license, lease, purchase or sale order or other contract, commitment, agreement, instrument, obligation, arrangement, understanding, undertaking, permit, concession or franchise, whether oral or written (each, including all amendments thereto, a “Contract”) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective properties or assets may be bound, or (iii) subject to the governmental filings and other matters referred to in Section 4.5(b), any federal, state, local or foreign law (including common law), statute, ordinance, rule, code, regulation, order, judgment, injunction, decree or other legally enforceable requirement (“Law”) or any Nasdaq rule or regulation applicable to the Company or any of its Subsidiaries or by which the Company or any of its Subsidiaries or any of their respective properties or assets may be bound, except in the case of clauses (ii) or (iii) for any conflict, violation, breach, or default, loss, right or other occurrence which, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.

(b)     No consent, approval, order or authorization of, or registration, declaration, filing with or notice to, any federal, state, local or foreign government or subdivision thereof or any other governmental, administrative, judicial, arbitral, legislative, executive, regulatory or self-regulatory authority, instrumentality, agency, commission or body (each, a “Governmental Entity”) is required by or with respect to the Company or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement by the Company or the consummation by the Company of the Offer, the Merger and the other transactions contemplated hereby or compliance with the provisions hereof, except for (i) the filing of the pre-merger notification report under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (ii) such filings and reports as may be required pursuant to the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act (including the filing of the Schedule 13E-3) and any other applicable state or federal securities, takeover and “blue sky” laws, (iii) the filing of the Certificate of Merger with the Delaware Secretary of State as required by the DGCL, (iv) any filings and approvals required under the Nasdaq rules and regulations, and (v) any consent, approval, order or authorization of, or registration, declaration, filing with or notice which, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.

Section 4.6           SEC Reports; Financial Statements.

(a)         The Company has filed with or furnished to the SEC on a timely basis true and complete copies of all forms, reports, schedules, statements and other documents required to be filed with or furnished to the SEC by the Company since January 1, 2016 (all such documents, together with all exhibits and schedules to the foregoing materials and all information incorporated therein by reference, the “Company SEC Documents”). As of their respective filing dates (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), the Company SEC Documents complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), as the case may be, including, in each case, the rules and regulations promulgated thereunder, and none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)      The financial statements (including the related notes and schedules thereto) included (or incorporated by reference) in the Company SEC Documents (i) have been prepared in a manner consistent with the books and records of the Company and its Subsidiaries, (ii) have been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) (except, in the case of unaudited statements, as permitted by Form 10‑Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), (iii) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and (iv) fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and their respective consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal and recurring year-end audit adjustments that were not, or are not expected to be, material in amount), all in accordance with GAAP and the applicable rules and regulations promulgated by the SEC. Since January 1, 2016, the Company has not made any change in the accounting practices or policies applied in the preparation of its financial statements, except as required or permitted by GAAP, SEC rule or policy or applicable Law. The books and records of the Company and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP (to the extent applicable) and any other applicable legal and accounting requirements and reflect only actual transactions.

(c)       The Company has established and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act). Such disclosure controls and procedures are designed to ensure that information relating to the Company, including its consolidated Subsidiaries, required to be disclosed in the Company’s periodic and current reports under the Exchange Act, is accumulated and communicated to the Company’s management, including its chief executive officer and chief financial officer, or persons performing similar functions, as appropriate to allow timely decisions regarding disclosures required under the Exchange Act. The chief executive officer and chief financial officer of the Company have evaluated the effectiveness of the Company’s disclosure controls and procedures and, to the extent required by applicable Law, presented in any applicable Company SEC Document that is a report on Form 10‑K or Form 10‑Q, or any amendment thereto, their conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation.

(d)      The Company and its Subsidiaries have established and maintain a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d‑15(f) under the Exchange Act) that is effective in providing reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of the Company’s financial statements for external purposes in accordance with GAAP. The Company has disclosed, based on its most recent evaluation of the Company’s internal control over financial reporting prior to the date hereof, to the Company’s auditors and audit committee (i) any significant deficiencies and material weaknesses in the design or operation of the Company’s internal control over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. A true, correct and complete summary of any such disclosures made by management to the Company’s auditors and audit committee is set forth as Section 4.6(d) of the Company Disclosure Letter.

(e)      Since January 1, 2016, (i) neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any director, officer, employee, auditor, accountant or representative of the Company or any of its Subsidiaries has received or had actual knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) the Company has no knowledge that any attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its Subsidiaries or any of their respective officers, directors, employees or agents to the Company Board or any committee thereof or to any director or officer of the Company or any of its Subsidiaries.

(f)         As of the date of this Agreement, there are no outstanding or unresolved comments in the comment letters received from the SEC staff with respect to the Company SEC Documents. To the knowledge of the Company, none of the Company SEC Documents is subject to ongoing review or outstanding SEC comment or investigation. The Company has made available to Parent true, correct and complete copies of all material written correspondence between the SEC, on the one hand, and the Company and any of its Subsidiaries, on the other hand, occurring since January 1, 2016.

(g)         Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S‑K under the Exchange Act)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company’s or such Subsidiary’s published financial statements or other Company SEC Documents.

(h)         As of the date hereof, the Company is listed on Nasdaq Global Market and in compliance with the rules for companies to be so listed. The Company is in compliance in all material respects with (A) the provisions of the Sarbanes-Oxley Act and (B) the Nasdaq rules and regulations, in each case, that are applicable to the Company.

(i)       No Subsidiary of the Company is required to file any form, report, schedule, statement or other document with the SEC.

Section 4.7     No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise, known or unknown, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under GAAP, except (a) to the extent accrued or reserved against in the unaudited consolidated balance sheet of the Company and its Subsidiaries as at June 30, 2018 included in the Quarterly Report on Form 10‑Q filed by the Company with the SEC on August 20, 2018 (without giving effect to any amendment thereto filed on or after the date hereof), (b) for liabilities and obligations incurred in the ordinary course of business consistent with past practice since June 30, 2018 that are not material to the Company and its Subsidiaries, taken as a whole, and (c) that have not had, and would not be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.8        Certain Information. Neither (a) the Schedule 14D‑9 nor (b) the Exchange Act Rule 13e-3 transactions statement on Schedule 13E-3 (such Schedule 13E‑3, together with all exhibits, amendments and supplements thereto, the “Schedule 13E-3”) will, at the time it is first filed with the SEC, amended or supplemented or first published, distributed or disseminated to the Company’s stockholders, if applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. Each of the Schedule 14D‑9 and the Schedule 13E-3 will comply in all material respects with the requirements of the Exchange Act. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to statements included or incorporated by reference in the Schedule 14D‑9 or the Schedule 13E-3 based on information supplied in writing by or on behalf of Parent or Merger Sub specifically for inclusion or incorporation by reference therein. None of the information supplied or to be supplied by or on behalf of the Company specifically for inclusion or incorporation by reference in any of the Offer Documents will, at the respective times they are first filed with the SEC, amended or supplemented or first published, distributed or disseminated to the Company’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 4.9         Absence of Certain Changes or Events. Since December 31, 2017: (a) the Company and its Subsidiaries have conducted their businesses only in the ordinary course consistent with past practice; (b) there has not been any change, event or development or prospective change, event or development that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect; (c) neither the Company nor any of its Subsidiaries has suffered any material loss, damage, destruction or other casualty affecting any of its material properties or assets, whether or not covered by insurance; and (d) none of the Company or any of its Subsidiaries has taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Section 6.1.

Section 4.10      Litigation. Except as set forth in Section 4.10 of the Company Disclosure Letter, there is no action, suit, claim, arbitration, investigation, inquiry, grievance or other proceeding (each, an “Action”) (or to the knowledge of the Company any reasonable basis therefor) pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries, any of their respective properties or assets, or any present or former officer, director or employee of the Company or any of its Subsidiaries in such individual’s capacity as such, other than any Action commenced by a Person other than a Governmental Entity that (a) does not involve an amount in controversy in excess of $50,000 and (b) does not seek material injunctive or other non-monetary relief. Neither the Company nor any of its Subsidiaries nor any of their respective properties or assets is subject to any outstanding judgment, order, injunction, rule or decree of any Governmental Entity, except where such action would not, individually or in the aggregate, result in the Company incurring a material liability. There is no Action pending or, to the knowledge of the Company, threatened seeking to prevent, hinder, modify, delay or challenge the Offer, the Merger or any of the other transactions contemplated by this Agreement.

Section 4.11         Compliance with Laws.

(a)      The Company and each of its Subsidiaries are and have been in compliance in all material respects with all Laws applicable to their businesses, operations, properties or assets, including the Enumerated Laws, as defined below, and all Laws applicable by virtue of the channels in which the Company and its Subsidiaries sell and market products or that the Company or its Subsidiaries have agreed to comply with pursuant to Contracts. None of the Company or any of its Subsidiaries has received, since January 1, 2016, a notice or other written communication alleging or relating to, or has been or is currently subject any inquiry or investigation with respect to, a possible material violation of any Law applicable to their businesses, operations, properties or assets and, except as disclosed in Section 4.11(e) below, is not subject to any federal, state, or foreign injunction or administrative order for any possible violation of Law, including in each case, for any alleged failure to comply with the following statutes and any associated implementing regulation: the Fair Credit Reporting Act, the Gramm-Leach-Bliley Act, the Federal Trade Commission Act, comparable state laws that are patterned after the FTC Act, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, the CAN-SPAM Act, the Electronic Fund Transfer Act, the Truth in Lending Act, the Equal Credit Opportunity Act, the Credit Repair Organizations Act, and similar state laws, the Driver’s Privacy Protection Act, the Restore Online Shoppers’ Confidence Act, and state laws applicable to subscription products and services, federal and state laws prohibiting unfair, deceptive or abusive practices, or other state or federal consumer protection laws with respect to the marketing or sale of credit reporting or consumer information products, or requiring disclosure of information about various products and services, state insurance laws, including license requirements and oversight and other restrictions and requirements regarding the sale and administration of insurance, discount medical plans or other programs, or similar Laws applicable in Canada, and its provinces, including the federal Personal Information Protection and Electronic Documents Act and federal and provincial laws and regulations regarding credit report information services (collectively, the “Enumerated Laws”). The Company and each of its Subsidiaries have in effect all material permits, licenses, variances, exemptions, approvals, authorizations, consents, operating certificates, franchises, orders and approvals (collectively, “Permits”) of all Governmental Entities necessary or advisable for them to own, lease or operate their properties and assets and to carry on their businesses and operations as now conducted, and there has occurred no violation of, default (with or without notice or lapse of time or both) under or event giving to others any right of revocation, non-renewal, adverse modification or cancellation of, with or without notice or lapse of time or both, any such Permit, nor would any such revocation, non-renewal, adverse modification or cancellation result from the consummation of the transactions contemplated hereby.

(b)       The operations of the Company and its Subsidiaries have been conducted at all times in material compliance with applicable financial recordkeeping and reporting requirements of the money laundering statutes of all applicable jurisdictions, and the rules and regulations thereunder issued, administered or enforced by any state or federal governmental agency. None of the Company or any of its Subsidiaries, or to its knowledge any director, officer, agent, employee or affiliate of the Company or any of its Subsidiaries, is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”).

(c)         The Company and each of its Subsidiaries maintains a written consumer compliance program that in all material respects maintains reasonable and appropriate procedures and controls to ensure compliance with all Laws applicable to their businesses, operations, properties or assets, including the Enumerated Laws. All employees of and consultants to the Company and each of its Subsidiaries have been informed of and trained regarding such compliance program. The Company has delivered or made available to Parent true and complete copies of such compliance program.

(d)       The Company and its Subsidiaries, and to the knowledge of the Company any employee, agent, officer or representative of the Company and its Subsidiaries in their capacities as such, have not engaged in unfair, deceptive or otherwise unlawful business practices, including but not limited to unfair acts or practices related to the billing and administration of the Company Products.

(e)       From July 1, 2015, the Company has been and is currently in compliance with the injunctive provisions and obligations imposed on it by the July 1, 2015 Stipulated Final Judgment and Order entered by the United States District Court for the Eastern District of Virginia in the matter of Consumer Financial Protection Bureau v. Intersections, Inc. Case No. 1:15-cv-00835-LO-JFA (“CFPB Order”), and has not since July 1, 2015 been informed by the CFPB that it is not in compliance with the CFPB Order or received any correspondence from the CFPB relating to any such noncompliance.

(f)          Each of the Company and its Subsidiaries, and, to the knowledge of the Company, their employees, agents, representatives, consultants, distributors, resellers and subcontractors in their transactions conducted on behalf of the Company or any of its Subsidiaries, has complied in all material respects with all applicable Laws relating to export and reexport control, including, as applicable, the Export Administration Regulations maintained by the U.S. Department of Commerce, trade and economic sanctions maintained by the U.S. Department of the Treasury, OFAC, and the International Traffic in Arms Regulations maintained by the U.S. Department of State, and any other applicable economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government or other relevant sanctions authority (“Sanctions”). Neither the Company nor its Subsidiaries, nor, to the knowledge of the Company, their employees, agents, representatives, consultants, distributors, resellers and subcontractors in their transactions conducted on behalf of the Company or any of its Subsidiaries has, directly or indirectly, sold, exported, reexported, transferred, diverted, or otherwise disposed of any products, software, or other Technology (including products derived from or based on such Technology) to any destination, entity, or Person prohibited by applicable Laws, without obtaining any authorization from the competent Governmental Entity that is required by applicable Law. Neither the Company, nor any of its Subsidiaries, nor to the knowledge of the Company any employees, agents or resellers acting on behalf of the Company or any of its Subsidiaries, is (i) designated as any Person listed on the OFAC Specially Designated Nationals and Blocked Persons List, Commerce’s Denied Persons List or Entity List, and the U.S. Department of State’s Debarred List or other similar lists maintained by applicable jurisdictions, (ii) any Person located, organized or resident in a country or territory that is itself the subject or target of any Sanctions (including Cuba, Iran, North Korea, Sudan and Syria), or (iii) any Person owned 50% or more or otherwise controlled by any such Person or Persons described in clause (i) and (ii).

Section 4.12         Benefit Plans.

(a)        Section 4.12(a) of the Company Disclosure Letter contains a true and complete list of each material Company Plan. The following plans, agreements, programs, policies and arrangements shall be collectively referred to herein as the “Company Plans”: each “employee benefit plan” (within the meaning of section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not subject to ERISA), “multiemployer plans” (within the meaning of ERISA section 3(37)), and all stock purchase, stock option, phantom stock or other equity-based plan, severance, employment, collective bargaining, change-in-control, fringe benefit, bonus, incentive, deferred compensation, supplemental retirement, health, life, or disability insurance, dependent care and all other employee benefit and compensation plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise), whether formal or informal, written or oral, under which any current or former employee, director or consultant of the Company or its Subsidiaries (or any of their dependents) has any present or future right to compensation or benefits or that the Company or its Subsidiaries sponsors or maintains, is making contributions to or has any present or future liability or obligation (contingent or otherwise) or with respect to which it is otherwise bound.

(b)         The Company has provided to Parent a current, accurate and complete copy of each Company Plan, or if such Company Plan is not in written form, a written summary of all of the material terms of such Company Plan. With respect to each Company Plan, the Company has furnished or made available to Parent a current, accurate and complete copy of, to the extent applicable: (i) any related trust agreement or other funding instrument, (ii) the most recent determination or opinion letter of the Internal Revenue Service (the “IRS”), (iii) any summary plan description, summary of material modifications, and other similar material written communications (or a written description of any material oral communications) to the employees of the Company or its Subsidiaries concerning the extent of the benefits provided under a Company Plan, and (iv) for the three most recent years (A) the Form 5500 and attached schedules, (B) audited financial statements, and (C) actuarial valuation reports.

(c)        Neither the Company, its Subsidiaries or any member of their Controlled Group (defined as any organization which is a member of a controlled, affiliated or otherwise related group of entities within the meaning of Code Sections 414(b), (c), (m) or (o)) sponsors, maintains, contributes, to or is required to contribute to or has any liability (contingent or otherwise), or has in the past six years sponsored, maintained, contributed to or been required to contribute to or incurred any liability (contingent or otherwise), with respect to: (i) a “multiemployer plan” (within the meaning of ERISA section 3(37)), (ii) an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA (“Pension Plan”) that is subject to Title IV of ERISA or Section 412 of the Code, (iii) a Pension Plan which is a “multiple employer plan” as defined in Section 413 of the Code, or (iv) a “funded welfare plan” within the meaning of Section 419 of the Code.

(d)           With respect to the Company Plans:

(i)         each Company Plan (A) has been operated and maintained in accordance with its terms and (B) is has been in compliance in all material respects with the applicable provisions of ERISA and the Code and all other applicable legal requirements;

(ii)       neither the Company nor any of its directors, officers, employees or agents has, with respect to any Company Plan, engaged in or been a party to any non-exempt “prohibited transaction,” as such term is defined in Section 4975 of the Code or Section 406 of ERISA, that could reasonably be expected to result in the imposition of a future penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Code, in each case applicable to the Company, or any Company Plan;

(iii)       all contributions required to be made under the terms of any Company Plan have been timely made;

(iv)      each Company Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination, advisory and/or opinion letter, as applicable, from the IRS that it is so qualified and nothing has occurred since the date of such letter that would reasonably be expected to cause the loss of the sponsor’s ability to rely upon such letter, and nothing has occurred that would reasonably be expected to result in the loss of the qualified status of such Company Plan;

(v)         there is no Action (including any investigation, audit or other administrative proceeding) by the Department of Labor, the Pension Benefit Guaranty Corporation, the IRS or any other Governmental Entity or by any plan participant or beneficiary pending, or to the knowledge of the Company, threatened, relating to the Company Plans, any fiduciaries thereof with respect to their duties to the Company Plans or the assets of any of the trusts under any of the Company Plans (other than routine claims for benefits);

(vi)        none of the Company, its Subsidiaries or any member of their Controlled Group has incurred any direct or indirect liability under ERISA, the Code or other applicable Laws in connection with the termination of, withdrawal from or failure to fund, any Company Plan or other retirement plan or arrangement, and to the knowledge of the Company no fact or event exists that would reasonably be expected to give rise to any such liability;

(vii)     the Company and its Subsidiaries do not maintain any Company Plan that is a “group health plan” (as such term is defined in Section 5000(b)(1) of the Code) that has not been administered and operated in all material respects in compliance with the applicable requirements of Section 601, et seq. of ERISA and Section 4980B(b) of the Code, and the Company and its Subsidiaries are not subject to any liability, including additional contributions, fines, penalties or loss of Tax deduction as a result of such administration and operation;

(viii)  none of the Company Plans currently provides any post-termination or retiree welfare benefits to any person for any reason, except as may be required by Section 601, et seq. of ERISA and Section 4980B(b) of the Code or other applicable similar law regarding health care coverage continuation (collectively “COBRA”), and none of the Company, its Subsidiaries or any members of their Controlled Group has any liability to provide post-termination or retiree welfare benefits to any person, except to the extent required by statute or except with respect to a contractual obligation to reimburse any premiums such person may pay in order to obtain health coverage under COBRA; and

(ix)    the execution and delivery of this Agreement and the consummation of the Merger will not, either alone or in combination with any other event, (A) entitle any current or former employee, officer, director or consultant of the Company or any Subsidiary to severance pay, unemployment compensation or any other similar termination payment, (B) accelerate the time of payment or vesting, or increase the amount of or otherwise enhance any benefit due any such employee, officer, director or consultant, (C) result in an increase in any contributions payable to, or an acceleration of the timing of payment of any contributions to, or result in an increase in liabilities in or create or accelerate any obligation to or in relation to, any Company Plan, or (D) impose any restrictions or limitations on the Company to administer, amend or terminate any Company Plan.

(e)         Neither the Company nor any Subsidiary is a party to any agreement, contract, arrangement or plan (including any Company Plan) that may reasonably be expected to result, separately or in the aggregate, in connection with the transactions contemplated by this Agreement (either alone or in combination with any other events), in the payment of any “parachute payments” within the meaning of Section 280G of the Code. There is no agreement, plan or other arrangement to which any of the Company or any Subsidiary is a party or by which any of them is otherwise bound to compensate any person in respect of Taxes or other liabilities incurred with respect to Section 409A or 4999 of the Code.

(f)         Each Company Plan that constitutes in any part a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code has been operated and maintained in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder.

Section 4.13         Labor Matters.

(a)        Since January 1, 2016, there has not been, and as of the date of this Agreement there is not pending or, to the knowledge of the Company, threatened, any labor dispute, work stoppage, labor strike or lockout against the Company or any of its Subsidiaries by employees.

(b)         No employee of the Company or any of its Subsidiaries is covered by an effective or pending collective bargaining agreement or similar labor agreement. There has not been any activity on behalf of any labor union, labor organization or similar employee group to organize any employees of the Company or any of its Subsidiaries. There are no (i) unfair labor practice charges or complaints against the Company or any of its Subsidiaries pending before the National Labor Relations Board or any other labor relations tribunal or authority and to the knowledge of the Company no such representations, claims or petitions are threatened, (ii) representation claims or petitions pending before the National Labor Relations Board or any other labor relations tribunal or authority or (iii) grievances or pending arbitration proceedings against the Company or any of its Subsidiaries that arose out of or under any collective bargaining agreement.

(c)       To the knowledge of the Company, no current senior management employee or executive officer of the Company or any of its Subsidiaries intends, or is expected, to terminate his or her employment relationship with such entity in connection with the consummation of the transactions contemplated hereby.

(d)      The Company and its Subsidiaries are and have been in material compliance with all applicable Laws relating to labor and employment, including those relating to employment and employment practices, terms and conditions of employment, collective bargaining, disability discrimination, immigration, health and safety, employment classification, wages, hours and benefits, non-discrimination in employment, workers’ compensation, the collection and payment of withholding and/or payroll taxes and similar taxes, and information privacy and security. During the preceding three years, (i) neither the Company nor any Subsidiary has effectuated a “plant closing” (as defined in the Worker Adjustment Retraining and Notification Act of 1988, as amended (the “WARN Act”)) affecting any site of employment or one or more facilities or operating units within any site of employment or facility, (ii) there has not occurred a “mass layoff” (as defined in the WARN Act) in connection with the Company or any Subsidiary affecting any site of employment or one or more facilities or operating units within any site of employment or facility and (iii) neither the Company nor any Subsidiary has engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state, local or foreign law. Each person employed by the Company or any Subsidiary was or is properly classified as exempt or non-exempt in accordance with applicable overtime laws, and no person treated as an independent contractor or consultant by the Company or any Subsidiary should have been properly classified as an employee under applicable law.

(e)        Except as set forth on Section 4.13(e) of the Company Disclosure Letter, with respect to any current or former employee, officer, consultant or other service provider of the Company, there are no actions against the Company or any of its Subsidiaries pending, or to the Company’s knowledge, threatened to be brought or filed, and since January 1, 2016 there have not been any actions, in connection with the employment or engagement of any current or former employee, officer, consultant or other service provider of the Company, including, without limitation, any claim relating to employment discrimination, harassment, retaliation, equal pay, employment classification or any other employment related matter arising under applicable Laws, except where such action would not, individually or in the aggregate, result in the Company incurring a material liability.

(f)         Except as set forth on Section 4.13(f) of the Company Disclosure Letter or with respect to any Company Plan (which subject is addressed in Section 4.12 above), the execution of this Agreement and the consummation of the transactions set forth in or contemplated by this Agreement will not result in any breach or violation of, or cause any payment to be made under, any applicable Laws respecting labor and employment or any collective bargaining agreement to which the Company or any of its Subsidiaries is a party.

(g)         In the last ten years, (i) no allegations of sexual harassment have been made against (A) any officer of the Company or its Subsidiaries; (B) any employee of the Company or its Subsidiaries; (C) any contractor of the Company or its Subsidiaries or (D) any other Company-related individual (including members of the Board of Directors) and (ii) neither the Company nor any of its Subsidiaries has entered into any settlement agreements related to allegations of sexual harassment or misconduct by an employee, contractor, director or any other Company-related individual.

Section 4.14         Environmental Matters.

(a)         Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect, (i) the Company and each of its Subsidiaries have conducted their respective businesses in compliance in all material respects with all, and have not violated any, applicable Environmental Laws; (ii) the Company and its Subsidiaries have obtained all Permits of all Governmental Entities and any other Person that are required under any Environmental Law; (iii) there has been no release of any Hazardous Substance by the Company or any of its Subsidiaries or any other Person in any manner that has given or would reasonably be expected to give rise to any remedial or investigative obligation, corrective action requirement or liability of the Company or any of its Subsidiaries under applicable Environmental Laws; (iv) neither the Company nor any of its Subsidiaries has received any claims, notices, demand letters or requests for information (except for such claims, notices, demand letters or requests for information the subject matter of which has been resolved prior to the date of this Agreement) from any federal, state, local, foreign or provincial Governmental Entity or any other Person asserting that the Company or any of its Subsidiaries is in violation of, or liable under, any Environmental Law; (v) no Hazardous Substance has been disposed of, arranged to be disposed of, released or transported in violation of any applicable Environmental Law, or in a manner that has given rise to, or that would reasonably be expected to give rise to, any liability under any Environmental Law, in each case, on, at, under or from any current or former properties or facilities owned or operated by the Company or any of its Subsidiaries or as a result of any operations or activities of the Company or any of its Subsidiaries at any location and, to the knowledge of the Company, Hazardous Substances are not otherwise present at or about any such properties or facilities in amount or condition that has resulted in or would reasonably be expected to result in liability to the Company or any of its Subsidiaries under any Environmental Law; and (vi) neither the Company, its Subsidiaries nor any of their respective properties or facilities are subject to, or are threatened to become subject to, any liabilities relating to any suit, settlement, court order, administrative order, regulatory requirement, judgment or claim asserted or arising under any Environmental Law or any agreement relating to environmental liabilities.

(b)         As used herein, “Environmental Law” means any Law relating to (i) the protection, preservation or restoration of the environment (including air, surface water, groundwater, drinking water supply, surface and subsurface soils and strata, wetlands, plant and animal life or any other natural resource) or (ii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances.

(c)        As used herein, “Hazardous Substance” means any substance listed, defined, designated, classified or regulated as a waste, pollutant or contaminant or as hazardous, toxic, radioactive or dangerous or any other term of similar import under any Environmental Law, including but not limited to petroleum.

Section 4.15         Taxes.

(a)         The Company and each of its Subsidiaries has timely filed, or has had timely filed on its behalf, taking into account applicable extensions, all material Tax Returns it has been required to file and all Tax Returns filed by the Company and its Subsidiaries are true, correct and complete in all material respects. The Company and each of its Subsidiaries have timely paid in full (or have had timely paid in full on their behalf) all material Taxes required to be paid by any of them, whether or not reflected on a Tax Return.

(b)      No deficiency for any material amount of Tax with respect to the Company or any of its Subsidiaries has been claimed, proposed, or assessed by any Governmental Entity, which claim, proposal, or assessment is currently pending and has not been satisfied by payment in full, settled or withdrawn. No jurisdiction in which the Company or any of its Subsidiaries does not pay Taxes or file Tax Returns has asserted that the Company or any Subsidiary may be liable for Taxes or required to file Tax Returns in that jurisdiction.

(c)         The unpaid Taxes of the Company and its Subsidiaries accrued as of the date of the most recent financial statements (including the related notes and schedules thereto) included (or incorporated by reference) in the Company SEC Documents do not exceed the accruals for current Taxes set forth on the balance sheet included therein, and no unpaid Taxes of the Company and its Subsidiaries has been incurred since such date other than in the ordinary course of business of the Company and its Subsidiaries consistent with amounts previously paid with respect to such Taxes for similar periods in prior years, adjusted for changes in ordinary course operating results.

(d)         The Company and each of its Subsidiaries has complied in all material respects with all applicable Laws relating to the withholding and remittance of Taxes.

(e)          Neither the Company nor any of its Subsidiaries (i) has been a member of an affiliated, consolidated, combined, or unitary group for United States federal, state, or local Tax or foreign Tax purposes (other than a group the common parent of which is the Company), (ii) has liability for Taxes of any Person (other than the Company and its Subsidiaries under Treasury Regulations Section 1.1502-6 or any similar provision of state, local or foreign Tax Law) or as transferee or a successor or by contract, (iii) is a party to any Tax allocation, Tax sharing, Tax indemnity or similar agreements or arrangements, or (iv) is a party to any closing agreement, gain recognition agreement, offer in compromise or any other agreement with any Governmental Entity.

(f)           Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes, or is currently the beneficiary of any extension of time within which to file a Tax Return. There are no Tax proceedings (including any litigation, administrative proceeding, Tax audits or examinations) pending, threatened in writing, or, to the knowledge of the Company, otherwise threatened or asserted, for and/or in respect of any material amount of Tax or material Tax Return of the Company or any of its Subsidiaries.

(g)       There are no Liens for Taxes upon any property or assets of the Company or any of its Subsidiaries other than Permitted Liens.

(h)       Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) a change in method of accounting on or prior to the Closing Date including by reason of the application of Section 481 of the Code (or any analogous provision of state, local or foreign law), (ii) a “closing agreement” as described in Section 7121 of the Code (or any similar provision of Law) executed on or prior to the Closing Date, (iii) an installment sale or open transaction disposition made on or prior to the Closing Date, (iv) any prepaid amount received or deferred revenue accrued on or prior to the Closing Date, (v) intercompany transaction described in Treasury Regulations under Section 1502 (or any corresponding or similar provision of state, local, or foreign laws), or (vi) an election by the Company under Section 108(i) of the Code (or any similar provision Law). None of the Company or any of its Subsidiaries has been or will be required to include any material amount in income after the Closing by reason of Section 965(a) of the Code, or has made an election described in Section 965(h) of the Code.

(i)         Neither the Company nor any of its Subsidiaries has participated in a “reportable transaction” (as defined in Treasury Regulations Section 1.6011-4).

(j)          Neither the Company nor any of its Subsidiaries has been a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

(k)       Neither the Company nor any of its Subsidiaries has received or is subject to any ruling of a Governmental Entity that is still binding on the Company or any of its Subsidiaries or has any request for such ruling pending with any Governmental Entity.

(l)          Neither the Company nor any of its Subsidiaries has, or has ever had, a permanent establishment in any country other than the country of its organization, or is, or has ever been, subject to income Tax in a jurisdiction outside the country of its organization.

(m)     Section 4.15(m) of the Company Disclosure Letter sets forth the classification of the Company and each of its Subsidiaries for U.S. federal income tax purposes for each taxable period since its formation. None of the Subsidiaries of the Company (i) is a “controlled foreign corporation” as defined in Section 957 of the Code, (ii) is a “passive foreign investment company” within the meaning of Section 1297 of the Code, or (iii) has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized or is, or has ever been, subject to income Tax in a jurisdiction other than the country in which it is organized. No current or former non-U.S. Subsidiary of the Company has invested in “United States property” within the meaning of Section 956 of the Code.

Section 4.16         Contracts.

(a)        Section 4.16 of the Company Disclosure Letter lists each Contract of the following types to which the Company or any of its Subsidiaries is a party or by which any of their respective properties or assets is bound (each a “Material Contract.”):

(i)        any Contract that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S‑K under the Securities Act or disclosed by the Company on a Current Report on Form 8‑K;

(ii)        any Contract that limits the ability of the Company or any of its Subsidiaries (or, following the consummation of the Offer, the Merger and the other transactions contemplated by this Agreement, would limit the ability of Parent or any of its Subsidiaries, including the Surviving Corporation) to compete in any line of business or with any Person or in any geographic area, or that restricts the right of the Company and its Subsidiaries (or, following the consummation of the Offer, the Merger and the other transactions contemplated by this Agreement, would limit the ability of Parent or any of its Subsidiaries, including the Surviving Corporation) to sell to or purchase from any Person or to hire any Person, or that grants the other party or any third Person “most favored nation” status or any type of special discount rights;

(iii)        any Contract with respect to the formation, creation, operation, management or control of a joint venture, partnership, limited liability or other similar agreement or arrangement;

(iv)      any Contract relating to Indebtedness and having an outstanding principal amount in excess of $100,000;

(v)         any Contract involving the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets or capital stock or other equity interests for aggregate consideration (in one or a series of transactions) under such Contract of $100,000 or more (other than acquisitions or dispositions of inventory in the ordinary course of business consistent with past practice);

(vi)       any Contract that by its terms calls for aggregate payment or receipt by the Company and its Subsidiaries under such Contract of more than $1,000,000 over the remaining term of such Contract, other than Contracts entered into in the ordinary course of business or otherwise for the sale of the Company’s products or services pursuant to one of the Company’s form Contracts, to the extent such Contract does not contain any volume or revenue commitments in excess of $1,000,000;

(vii)     any Contract pursuant to which the Company or any of its Subsidiaries has continuing indemnification, guarantee, “earn-out” or other contingent payment obligations, in each case that could result in payments in excess of $1,000,000, other than Contracts entered into in the ordinary course of business or otherwise for the sale of the Company’s products or services pursuant to one of the Company’s form Contracts, to the extent such Contract does not contain any volume or revenue commitments in excess of $1,000,000;

(viii)      any IP Contract;

(ix)        any Contract that provides for any confidentiality, standstill or similar obligations, other than Contracts entered into in the ordinary course of business or otherwise for the sale of the Company’s products or services pursuant to one of the Company’s form Contracts or a contract in a substantially similar form

(x)     any Contract that obligates the Company or any of its Subsidiaries to make any capital commitment or loan in an amount in excess of $250,000;

(xi)       any Contract not entered into in the ordinary course of business between the Company or any of its Subsidiaries, on the one hand, and any Affiliate thereof other than any Subsidiary of the Company;

(xii)       any Contract with any Governmental Entity;

(xiii)      any Contract that requires a consent to or otherwise contains a provision relating to a “change of control,” or that would or would reasonably be expected to prevent, materially delay or impair the consummation of the transactions contemplated by this Agreement;

(xiv)    any Contract with a Top Supplier, Top Customer or Top Reseller; or

(xv)       any Contract that is material to the business of the Company and its Subsidiaries, taken as a whole.

(b)        (i) Each Material Contract is valid and binding on the Company and any of its Subsidiaries to the extent such Subsidiary is a party thereto, as applicable, and to the knowledge of the Company, each other party thereto, and is in full force and effect and enforceable in accordance with its terms, except where the failure to be valid, binding, enforceable and in full force and effect, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect; (ii) the Company and each of its Subsidiaries, and, to the knowledge of the Company, each other party thereto, has performed all material obligations required to be performed by it under each Material Contract; and (iii) there is no default under any Material Contract by the Company or any of its Subsidiaries or, to the knowledge of the Company, any other party thereto, and no event or condition has occurred that constitutes, or, after notice or lapse of time or both, would constitute, a default on the part of the Company or any of its Subsidiaries or, to the knowledge of the Company, any other party thereto under any such Material Contract, nor has the Company or any of its Subsidiaries received any written notice of any such default, event or condition, except where any such default, event or condition, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect. The Company has made available to Parent true and complete copies of all Material Contracts, including all amendments thereto.

Section 4.17       Insurance. The Company and each of its Subsidiaries is covered by valid and currently effective insurance policies issued in favor of the Company or one or more of its Subsidiaries that are customary and adequate in all material respects for companies of similar size in the industries and locations in which the Company operates. Section 4.17 of the Company Disclosure Letter sets forth, as of the date hereof, a true and complete list of all material insurance policies issued in favor of the Company or any of its Subsidiaries, or pursuant to which the Company or any of its Subsidiaries is a named insured or otherwise a beneficiary, as well as any historic incurrence-based policies still in force. With respect to each such insurance policy, (a) such policy is in full force and effect and all premiums due thereon have been paid, (b) neither the Company nor any of its Subsidiaries is in material breach or default, and has not taken any action or failed to take any action which (with or without notice or lapse of time, or both) would constitute such a breach or default, or would permit termination or modification of, any such policy and (c) to the knowledge of the Company, no insurer issuing any such policy has been declared insolvent or placed in receivership, conservatorship or liquidation. No notice of cancellation or termination has been received with respect to any such policy, nor will any such cancellation or termination result directly or indirectly from the consummation of the transactions contemplated hereby.

Section 4.18         Properties.

(a)         The Company does not own any real property. The Company or one of its Subsidiaries has good and valid title to, or in the case of leased property and leased tangible assets, a valid leasehold interest in, all of its real properties and tangible assets that are necessary for the Company and its Subsidiaries to conduct their respective businesses as currently conducted, free and clear of all Liens other than (i) statutory Liens for current taxes and assessments not yet past due or the amount or validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established by the Company in accordance with GAAP, (ii) mechanics’, workmen’s, repairmen’s, warehousemen’s and carriers’ Liens arising in the ordinary course of business of the Company or such Subsidiary consistent with past practice and (iii) any such matters of record, Liens and other imperfections of title that do not, individually or in the aggregate, materially impair the continued ownership, use and operation of the assets to which they relate in the business of the Company and its Subsidiaries as currently conducted (collectively, the “Permitted Liens”). Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, the tangible personal property currently used in the operation of the business of the Company and its Subsidiaries is in good working order (reasonable wear and tear excepted).

(b)         Each of the Company and its Subsidiaries has complied with the terms of all leases to which it is a party, and all such leases are in full force and effect, except for any such noncompliance or failure to be in full force and effect that, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect. Each of the Company and its Subsidiaries enjoys peaceful and undisturbed possession under all such leases, except for any such failure to do so that, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.

(c)         Section 4.18(c) of the Company Disclosure Letter sets forth a true and complete list of all real property leased for the benefit of the Company or any of its Subsidiaries pursuant to a Contract providing for annual aggregate rent in excess of $50,000.

This Section 4.18 does not relate to intellectual property, which is the subject of Section 4.19.

Section 4.19         Intellectual Property.

(a)           As used herein:

(i)    “Company Intellectual Property” means any and all Company-Owned Intellectual Property Rights and any and all Company-Owned Technology.

(ii)        “Company-Owned Intellectual Property Rights” means any and all Intellectual Property Rights that are owned or purported to be owned by the Company or any of its Subsidiaries, including rights in the Company Registered Intellectual Property.

(iii)       “Company-Owned Technology” means any and all Technology for which the Intellectual Property Rights therein are owned or purported to be owned by the Company or any of its Subsidiaries.

(iv)       “Company Product” means all products or services produced, marketed, licensed, sold, distributed or performed by or on behalf of the Company or any Subsidiary.

(v)        “Company Registered Intellectual Property” means all of the Registered Intellectual Property owned by, or filed in the name of, the Company or any of its Subsidiaries.

(vi)        “Intellectual Property” means Intellectual Property Rights and Technology.

(vii)       “Intellectual Property Rights” means the rights associated with or arising under any of the following anywhere in the world: (A) patents and patent applications and all reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations and continuations-in-part thereof (“Patents”), (B) copyrights, copyright registrations and copyright applications, “moral” rights and mask work rights (“Copyrights”), (C) rights in trade and industrial secrets and in confidential information and know-how, (D) trademarks, trade names, logos and service marks, and any applications or registrations of the same, and all related goodwill therefor throughout the world (“Trademarks”), (E) domain names, uniform resource locators, other names and locators associated with the Internet, and all registrations therefor, (F) all rights in databases and data collections, (G) any similar, corresponding or equivalent rights to any of the foregoing and (H) all past, present and future claims and causes of action arising out of or related to infringement or misappropriation of any of the foregoing.

(viii)     “Registered Intellectual Property” means all (A) Patents, (B) registered Trademarks and (C) registered Copyrights.

(ix)       “Technology” means all tangible (including electronic) items related to, constituting, disclosing or embodying any or all of the following, including all versions thereof and all technology from which such items were derived: (A) inventions (whether or not patentable), discoveries, and improvements, (B) works of authorship, including computer programs, source code, executable code, user interfaces, architecture, network configurations, algorithms, routines, methods, processes, formulae, protocols, schematics, specifications, documentation, designs, files, records and data related to the foregoing, (C) proprietary and confidential information, trade secrets and know how, (D) databases, data compilations and collections, and data feeds, (E) tools, methods and processes and (F) any and all instantiations of the foregoing in any form and embodied in any media.

(b)       Section 4.19(b) of the Company Disclosure Letter sets forth a true, correct and complete list of all Company Registered Intellectual Property and, as applicable, for each item of Company Registered Intellectual Property, the application and registration number, filing and registration/issuance date, and filing jurisdiction. There are no proceedings or actions before any court or tribunal (including the United States Patent and Trademark Office or equivalent authority anywhere in the world) to which the Company or any of its Subsidiaries is a party and in which claims are raised relating to the validity, enforceability, scope, ownership or infringement of any of the Company Registered Intellectual Property (other than ordinary course proceedings and actions before the United States Patent and Trademark Office or equivalent authority related to the issuance and registration of Registered Intellectual Property). The Company has maintained all material Company Registered Intellectual Property in the ordinary course consistent with reasonable business practices. Without limiting the generality of the foregoing, with respect to each item of material Company Registered Intellectual Property, (i) all necessary application, registration, maintenance and renewal fees have been timely paid to, and all necessary documents and certificates have been timely filed with, the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for purposes of maintaining such Company Registered Intellectual Property, (ii) each such item is currently in compliance with formal legal requirements and (iii) each such item is subsisting, valid and enforceable.

(c)         The Company or its Subsidiary is the sole and exclusive owner of each item of Company Intellectual Property, free and clear of all Liens (other than Permitted Liens). Neither the Company nor any of its Subsidiaries has transferred to any third party ownership of any material Company Intellectual Property that is or, as of the time of such transfer, was material to the Company or any Subsidiary of the Company. All material Company Intellectual Property is, and following the transactions contemplated hereby shall be, freely transferable, licensable and alienable without the consent of, or notice of payment of any kind to any Governmental Entity or other third party.

(d)         Neither this Agreement nor the consummation of the Merger will cause (i) the Company or any of its Subsidiaries to grant to any party any right to or with respect to any material Company Intellectual Property, (ii) the Company or any of its Subsidiaries to be bound by, or subject to, any non-compete or other similar restriction on the operation or scope of their respective businesses, (iii) the Company or any of its Subsidiaries to be obligated to pay any royalties or other fees or consideration with respect to Intellectual Property Rights of any third party in excess of those payable by the Company or any of its Subsidiaries in the absence of this Agreement or the Merger, or (iv) the forfeiture or termination of, or give rise to a right of forfeiture or termination of, any material Company Intellectual Property or material Intellectual Property of a third party.

(e)         The conduct of the business of the Company and its Subsidiaries do not infringe or misappropriate, and has not infringed or misappropriated, the Intellectual Property Rights of any third party in a manner that would reasonably be expected to result in a material liability to the Company and its Subsidiaries, taken as a whole. Since January 1, 2016, neither the Company nor any of its Subsidiaries has received written notice from any third party alleging that the conduct of the business of the Company or any of its Subsidiaries infringes or misappropriates the Intellectual Property Rights of any third party that has or could reasonably be expected to result in a material liability to the Company and its Subsidiaries, taken as a whole.

(f)       Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, each of Company and its Subsidiaries has taken reasonable steps to protect the confidentiality of its material confidential information and material trade secrets that it intends to maintain as confidential, and the confidential information provided to the Company or any of its Subsidiaries by a third party that the Company and any of its Subsidiaries have a contractual obligation to maintain as confidential.

(g)         Section 4.19(g) of the Company Disclosure Letter sets forth a complete and accurate list of material Contracts in effect as of the date of this Agreement (i) pursuant to which the Company or any of its Subsidiaries has granted a license to a third party under (A) any Patent or (B) any other material Company Intellectual Property, other than any non-disclosure agreements, non-exclusive licenses granted by the Company in the ordinary course of business or in connection with the provision or sale of any Company Product, and other licenses entered in the ordinary course of business, in each case that do not grant any rights with respect to material source code included in the Company-Owned Technology; or (ii) pursuant to which a third Person has licensed any Intellectual Property to the Company or any of its Subsidiaries that is material to the operation of the business of the Company or its Subsidiaries taken as a whole, excluding any (A) non-disclosure agreements; (B) nonexclusive licenses or related services Contracts for commercially available Technology; (C) any licenses to Open Source Technology; and (D) Contracts with employees or independent contractors for the assignment of, or license to, any Intellectual Property, in each case entered into in the ordinary course of business (all such Contracts that are, or are required to be, listed under clauses (i) and (ii) of this Section 4.19(g), the “IP Contracts”).

(h)     The Company and its Subsidiaries have not incorporated into or distributed with any Company Product or Company-Owned Technology any software or other Technology that is available under the GNU Affero General Public License (AGPL), GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), Apache License, BSD licenses, or any license that is approved by the Open Source Initiative (www.opensource.org/licenses) (collectively, “Open Source Technology”) in a manner that, with respect to Company-Owned Technology that is, and the confidentiality of which is, material to the business of the Company and its Subsidiaries (“Company Proprietary Technology”), would (i) require disclosure or distribution of such Company Proprietary Technology in source code form, (ii) require the licensing of such Company Proprietary Technology or associated Company-Owned Intellectual Property Rights for the purpose of making derivative works thereof or (iii) impose any material restriction on the consideration to be charged for the distribution of such Company Proprietary Technology or Company-Owned Intellectual Property Rights. The Company and each of its Subsidiaries are in compliance in all material respects with the applicable licenses for any such Open Source Technology, other than as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(i)         Neither the Company or any of its Subsidiaries, nor any other Person acting on its or their behalf, has disclosed, delivered or licensed to any third party, or permitted the disclosure or delivery to any escrow agent of, any material source code for any Company Product or other material Company-Owned Technology, except for disclosures to employees, contractors or consultants under binding written agreements that prohibit use or disclosure except in the performances of services for the Company or any Subsidiary. Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, the consummation of the Merger will not under any IP Contract result in the release from escrow of any material source code included in the Company’s products or services or material Company-Owned Technology.

(j)          The Company and its Subsidiaries have and enforce a policy requiring each employee, consultant, and contractor who has been involved in the creation, invention or development of material Intellectual Property for or on behalf of the Company or any of its Subsidiaries to execute a valid and enforceable written assignment of rights to the Company or one of its Subsidiaries. Without limiting the generality of the foregoing, all material Company Intellectual Property produced, created, invented or developed by the Company’s current and former employees, consultants and contractors, during the period of their employment or within the scope of their contracting or consulting relationship, as the case may be, with the Company or its Subsidiaries has been fully assigned and transferred solely to the Company or its Subsidiaries.

(k)      No funding, facilities or resources of any Governmental Entity or university, college or other educational institution or research center were used in the development of the Company Intellectual Property. Neither the Company nor any of its Subsidiaries is a member or promoter of, or a contributor to, any industry standards body or similar organization that compels the Company or such Subsidiary to grant or offer to any third party any license or right to material Company Intellectual Property. No current or former employee, consultant or contractor of the Company or any of its Subsidiaries who created or developed any material Company Intellectual Property was performing services for any Governmental Entity, or for a university, college or other educational institution or research center, during the period of time during which such employee, consultant or independent contractor was creating or developing such material Company Intellectual Property for the Company or any of its Subsidiaries.

(l)      The Company Products conform in all material respects with the applicable contractual warranty commitments made by the Company or its Subsidiaries with respect thereto, other than as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. The Company Products are free from any defect, bug or programming, design or documentation error or disrupting, disabling harming or corrupting code that would constitute a Material Adverse Effect.

(m)       The Company and its Subsidiaries have information technology systems that in their reasonable business judgment are sufficient in all material respects to operate the business of the Company and its Subsidiaries as currently conducted. The Company and its Subsidiaries have taken reasonable steps and implemented reasonable procedures to ensure that information technology systems used in connection with the operation of the Company’s and its Subsidiaries’ business, and data stored or transmitted on such systems, are secure. There have been no failures, outages, or unavailability of the hardware, software, networks, interfaces, websites or related systems used in the operation of the Company and its Subsidiaries’ business in the last twelve (12) months, except as has not been or would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

Section 4.20       State Takeover Statutes. Assuming the accuracy of the representations and warranties set forth in Section 5.8 of this Agreement, as of the date hereof and at all times on or prior to the Effective Time, the Company Board has taken all actions so that the restrictions applicable to business combinations contained in Section 203 of the DGCL are, and will be, inapplicable to the execution, delivery and performance of this Agreement and the consummation of the Offer, the Merger and the other transactions contemplated hereby and will not restrict, impair or delay the ability of Parent or Merger Sub, after the Acceptance Time, to vote or otherwise exercise all rights as a stockholder of the Company. No other “moratorium,” “fair price,” “business combination,” “control share acquisition” or similar provision of any state anti-takeover Law (collectively, “Takeover Laws”) or any similar anti-takeover provision in the Company Charter or Company Bylaws is, or at the Effective Time will be, applicable to this Agreement, the Offer, the Merger or any of the other transactions contemplated hereby.

Section 4.21        Section 251(h). The Company has not taken, or authorized or permitted any of its Representatives to take, any action that would reasonably be expected to render Section 251(h) of the DGCL inapplicable to the Merger.

Section 4.22         No Rights Plan. There is no stockholder rights plan, “poison pill” anti-takeover plan or other similar device in effect to which the Company is a party or is otherwise bound.

Section 4.23       Related Party Transactions. Except as set forth on Section 4.23 of the Company Disclosure Letter, since January 1, 2016, through the date of this Agreement, there have been no transactions, agreements, arrangements or understandings between the Company or any of its Subsidiaries, on the one hand, and the Affiliates of the Company, on the other hand (other than the Company’s Subsidiaries) that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act and that have not been so disclosed in the Company SEC Documents. Since January 1, 2016, through the date of this Agreement, any transactions, agreements, arrangements or understandings between the Company or any of its Subsidiaries, on the one hand, and the Affiliates of the Company, on the other hand (other than the Company’s Subsidiaries), including the disposition in all material respects of the Company’s interests in i4c Innovations LLC, have been effected and disclosed in compliance with all applicable Laws and the Company’s internal governance policies and procedures.

Section 4.24       Certain Payments. Neither the Company nor any of its Subsidiaries (nor, to the knowledge of the Company, any of their respective directors, executives, representatives, agents or employees) (a) has used or is using any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) has used or is using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic governmental officials or employees, (c) has violated or is violating any provision of the Foreign Corrupt Practices Act of 1977, (d) has established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties or (e) has made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment of any nature.

Section 4.25       Suppliers. Section 4.25 of the Company Disclosure Letter sets forth a true, correct and complete list of the top 20 suppliers (the “Top Suppliers”) by the aggregate amounts paid by the Company and its Subsidiaries during the 12 months ended September 30, 2018. Since September 30, 2018, (a) there has been no termination of the business relationship of the Company or its Subsidiaries with any Top Supplier, (b) there has been no material change in the material terms of its business relationship with any Top Supplier adverse to the Company or its Subsidiaries and (c) no Top Supplier has notified the Company or any of its Subsidiaries that it intends to terminate or change the pricing or other terms of its business in any material respect adverse to the Company or its Subsidiaries. Except for letters of credit for outstanding purchase orders, none of the Company or any of its Subsidiaries is required to provide any material bonding or other material financial security arrangements in connection with any transactions with any supplier in the ordinary course of its business.

Section 4.26        Customers. Section 4.26 of the Company Disclosure Letter sets forth a true, correct and complete list of the top 20 customers of the Company, as measured by revenues for the 12‑month period ended September 30, 2018 (the “Top Customers”). No Top Customer or any customer which individually accounted for more than 10% of the Company’s consolidated revenues during the 12 month period preceding the date hereof, has cancelled or otherwise terminated or, to the knowledge of the Company, threatened to cancel, terminate or otherwise materially and adversely alter the terms of its business with the Company. Neither the Company nor any of its Subsidiaries is involved in any material dispute with any such customer of the Company or has been notified by or has notified any such customer, in writing, of any breach or violation of any contract or agreement with any such customer.

Section 4.27       Resellers. Section 4.27 of the Company Disclosure Letter sets forth a true, correct and complete list of the top 20 marketers, distributors or resellers of the Company, as measured for the 12 month period ended September 30, 2018 (the “Top Resellers”). Since September 30, 2018, (a) there has been no termination of the business relationship of the Company or its Subsidiaries with any Top Reseller, (b) there has been no material change in the material terms of its business relationship with any Top Reseller adverse to the Company or its Subsidiaries and (c) no Top Reseller has notified the Company or any of its Subsidiaries that it intends to terminate or change the pricing or other terms of its business in any material respect adverse to the Company or its Subsidiaries.

Section 4.28      Brokers. No broker, investment banker, financial advisor or other Person, other than North Point Advisors, the fees and expenses of which will be paid by the Company, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company (including by the Special Committee) or any of its Affiliates. The Company has furnished to Parent a true and complete copy of any Contract between the Company and North Point Advisors pursuant to which North Point Advisors could be entitled to any payment from the Company of any of its Subsidiaries relating to the transactions contemplated hereby.

Section 4.29       Opinion of Financial Advisor. The Company has received the opinion of North Point Advisors, dated the date of this Agreement, to the effect that, as of such date, the Merger Consideration is fair, from a financial point of view, to the holders of Shares (other than the Rollover Shares), a signed true and complete copy of which opinion has been or will promptly be provided to Parent.

Section 4.30         Privacy and Data Security.

(a)          As used herein:

(i)       “Privacy Laws” means all applicable laws, rules, and regulations relating to the collection, use, disclosure, transfer (including cross-border transfer), transmission, security, storage, disposal, or other processing of Personal Data.

(ii)        “Personal Data” means information related to an identified or identifiable individual or device (such as name, address, telephone number, e-mail address, photograph, financial account number, Social Security number, government-issued identifier, online identifier, and any other information used or intended to be used to directly or indirectly identify, contact, or precisely locate an individual or device).

(b)      The Company and each of its Subsidiaries has, at all times since inception, (i) maintained a policy that governs its collection, use, storage, retention, disclosure, and disposal of Personal Data (each, a “Privacy Policy”); (ii) complied in all material respects with its then in effect Privacy Policy and internal privacy policies and guidelines; and (iii) provided notice of its Privacy Policy on all of its websites and mobile applications in a manner compliant with applicable Privacy Laws. Each Privacy Policy, during the time period in effect: (y) has complied or does comply in all material respects with all applicable Privacy Laws; and (z) has been or currently is accurate and complete in all material respects. None of the Company’s commitments in a Contract conflict in any material way with a Privacy Policy or with the Company’s Security Practices (as defined below).

(c)         The Company and each of its Subsidiaries complies and at all times has complied in all material respects with: (i) all applicable Privacy Laws in connection with Personal Data to which the Company and each of its Subsidiaries has had access or otherwise collected or handled or that is handled by third parties acting on behalf of the Company or any of its Subsidiaries; (ii) the Payment Card Industry Data Security Standard (“PCI DSS”) with respect to any payment card data that the Company or any of its Subsidiaries has collected or handled; and (iii) all applicable self-regulatory principles issued by the Digital Advertising Alliance (“DAA”) or affiliates of the DAA in other jurisdictions with respect to interest-based advertising or online privacy, as interpreted by the DAA, any such affiliate, or any accountability body with responsibility to enforce the DAA’s or its affiliates’ self-regulatory principles in any compliance proceeding. Any third party that processes payment card data on behalf of the Company or any of its Subsidiaries complies and at all times has complied with the PCI DSS.

(d)     The Company and each of its Subsidiaries has implemented and maintained a comprehensive written security plan which implements and monitors commercially reasonable administrative, technical and physical safeguards designed to ensure that Personal Data, Intellectual Property that derives its value from not being publicly known, or any other confidential or sensitive information (collectively, “Protected Data”) within the possession or control of the Company or any of its Subsidiaries is protected against loss, damage, unauthorized access, unauthorized use, unauthorized modification, unauthorized disclosure, or other misuse (such plans, collectively, the “Security Practices”). The Security Practices conform, and at all times have conformed, with (i) any information security statements in the Company’s or its Subsidiary’s applicable Privacy Policy then in effect, (ii) any public statements regarding the Company’s or its Subsidiary’s information security practices, and (iii) the Company’s or its Subsidiary’s contractual commitments. No legal actions or proceedings have been asserted or, to the knowledge of the Company or its Subsidiaries, are threatened against the Company or its Subsidiaries by any Person with respect to the security of Protected Data. There has been no loss, damage, unauthorized access, unauthorized use, unauthorized modification, or other breach of security of Protected Data maintained by or on behalf of the Company or its Subsidiaries. The Company and its Subsidiaries have not notified, nor have the Company and its Subsidiaries been required to notify (whether pursuant to any applicable law or otherwise), any Person of any information security breach or incident involving Personal Data.

(e)         No Person (including any Governmental Entity) has made any claim or commenced any investigation with respect to Company’s or its Subsidiaries’ compliance with Privacy Laws, and, to the knowledge of the Company and its Subsidiaries, there are no facts or circumstances which could form the basis for any such violation.

(f)       The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby comply (and the disclosure to and use by Parent of Personal Data after the Closing Date in a manner consistent with the use of Personal Data by Company and its Subsidiaries will comply) with the relevant Company Privacy Policy as it currently exists or existed at any time during which any of the Personal Data was collected or obtained and with all applicable Privacy Laws.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and the Merger Sub represent and warrant to the Company as follows:

Section 5.1          Organization, Standing and Power. Each of Parent and Merger Sub (i) is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and (ii) has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except in the case of clause (ii) as, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect. For purposes of this Agreement, “Parent Material Adverse Effect” means any event, change, circumstance, occurrence, effect or state of facts that materially impairs the ability of Parent and Merger Sub to consummate, or prevents or materially delays, the Offer, the Merger or any of the other transactions contemplated by this Agreement.

Section 5.2         Authority. Each of Parent and Merger Sub has all necessary corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the Offer, the Merger and the other transactions contemplated hereby. The execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Offer, the Merger and the other transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub and no other corporate proceedings on the part of Parent or Merger Sub are necessary to approve this Agreement or to consummate the Offer, the Merger and the other transactions contemplated hereby, subject, in the case of consummation of the Merger, to the approval of this Agreement by Parent as the sole stockholder of Merger Sub. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity).

Section 5.3           No Conflict; Consents and Approvals; Litigation.

(a)         The execution, delivery and performance of this Agreement by each of Parent and Merger Sub does not, and the consummation of the Offer, the Merger and the other transactions contemplated hereby and compliance by each of Parent and Merger Sub with the provisions hereof will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation, modification or acceleration of any obligation or to the loss of a material benefit under, or result in the creation of any Lien in or upon any of the properties, assets or rights of Parent or Merger Sub under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, or require any consent, waiver or approval of any Person pursuant to, any provision of (i) the certificate of incorporation or bylaws of Parent or Merger Sub, (ii) any Contract to which Parent or Merger Sub is a party by which Parent, Merger Sub or any of their respective properties or assets may be bound or (iii) subject to the governmental filings and other matters referred to in Section 5.3(b), any Law applicable to Parent or Merger Sub or by which Parent, Merger Sub or any of their respective properties or assets may be bound; except in the case of clauses (ii) or (iii) for any conflict, violation, breach, or default, loss, right or other occurrence which, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(b)     No consent, approval, order or authorization of, or registration, declaration, filing with or notice to, any Governmental Entity is required by or with respect to Parent or Merger Sub in connection with the execution, delivery and performance of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the Offer, the Merger and the other transactions contemplated hereby or compliance with the provisions hereof, except for (i) the filing of the pre-merger notification report under the HSR Act, (ii) such filings and reports as required pursuant to the applicable requirements of the Securities Act, the Exchange Act and any other applicable state or federal securities, takeover and “blue sky” laws, (iii) the filing of the Certificate of Merger with the Delaware Secretary of State as required by the DGCL, and (iv) any consent, approval, order or authorization of, or registration, declaration, filing with or notice which, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(c)         There is no Action pending or, to the knowledge of Parent, threatened by any Governmental Entity seeking to prevent, hinder, modify, delay or challenge the Offer, the Merger or any of the other transactions contemplated by this Agreement.

Section 5.4       Certain Information. Neither (a) the Offer Documents nor (b) the Schedule 13E-3 will, at the respective times they are first filed with the SEC, amended or supplemented or first published, distributed or disseminated to the Company’s stockholders, if applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. The Offer Documents and the Schedule 13E-3 will comply in all material respects with the requirements of the Exchange Act. Notwithstanding the foregoing, neither Parent nor Merger Sub makes any representation or warranty with respect to statements included or incorporated by reference in the Offer Documents or the Schedule 13E-3 based on information supplied in writing by or on behalf of the Company specifically for inclusion or incorporation by reference therein. None of the information supplied or to be supplied by or on behalf of Parent or Merger Sub specifically for inclusion or incorporation by reference in the Schedule 14D‑9 will, at the time it is first published, distributed or disseminated to the Company’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, neither Parent nor Merger Sub makes any representation or warranty with respect to statements included or incorporated by reference in the Schedule 14D-9 based on information supplied in writing by or on behalf of the Company specifically for inclusion or incorporation by reference therein.

Section 5.5         Brokers. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub.

Section 5.6         Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby and has engaged in no business other than in connection with the transactions contemplated by this Agreement. All of the issued and outstanding capital stock of Merger Sub is owned directly or indirectly by Parent.

Section 5.7       Capital Resources. Parent has delivered to the Company a true and complete copy of an executed equity commitment letter (the “Equity Financing Commitment”), pursuant to which the parties thereto (other than Parent) have committed, subject to the terms and conditions thereof, to provide equity financing in an aggregate amount set forth therein (the “Equity Financing”). As of the date of this Agreement, the Equity Financing Commitment has not been amended or modified, and the commitment contained in the Equity Financing Commitment has not been withdrawn or rescinded. As of the date of this Agreement, the Equity Financing Commitment is in full force and effect and constitute the legal, valid and binding obligation of each of Parent or Merger Sub and, to the knowledge of Parent, the other parties thereto (except to the extent that enforceability may be limited by the applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity). There are no conditions precedent related to the funding of the full amount of the Equity Financing other than as set forth in or contemplated by the Equity Financing Commitment. Subject to the terms and conditions of the Equity Financing Commitment and subject to the satisfaction of the conditions contained in Article VII and Exhibit A, assuming the accuracy of the Company’s representations and warranties set forth in Article IV and assuming compliance by the Company with the covenants set forth herein, the aggregate proceeds contemplated by the Equity Financing Commitment, together with other financial resources of Parent and Merger Sub including cash, cash equivalents and marketable securities of Parent and Merger Sub on the Closing Date, will be sufficient for Parent and Merger Sub to consummate the Merger upon the terms contemplated by this Agreement and pay all related fees and expenses.

Section 5.8         Ownership of Shares. Neither Parent nor Merger Sub is, nor at any time for the past three years has been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL and, as of the date of this Agreement, neither Parent nor Merger Sub owns any Shares of the Company.

ARTICLE VI
COVENANTS

Section 6.1         Conduct of Business. During the period from the date of this Agreement to the Effective Time, except as consented to in writing in advance by Parent or as otherwise specifically required by this Agreement, the Company shall, and shall cause each of its Subsidiaries to, carry on its business in the ordinary course consistent with past practice and use commercially reasonable efforts to preserve intact its business organization, preserve its assets, rights and properties in good repair and condition, keep available the services of its current officers, employees and consultants and preserve its goodwill and its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with it. In addition to and without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, except as set forth in Section 6.1 of the Company Disclosure Letter or as specifically required by this Agreement, the Company shall not, and shall not permit any of its Subsidiaries, without Parent’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), to:

(a)      (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock or other equity interests, except for dividends by a wholly owned Subsidiary of the Company to its parent, (ii) purchase, redeem or otherwise acquire shares of capital stock or other equity interests of the Company or its Subsidiaries or any options, warrants, or rights to acquire any such shares or other equity interests, or (iii) split, combine, reclassify or otherwise amend the terms of any of its capital stock or other equity interests or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other equity interests;

(b)        issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien any shares of its capital stock or other equity interests or any securities convertible into, exchangeable for or exercisable for any such shares or other equity interests, or any rights, warrants or options to acquire, any such shares or other equity interests, or any stock appreciation rights, “phantom” stock rights, performance units, rights to receive shares of capital stock of the Company on a deferred basis or other rights linked to the value of Shares, including pursuant to Contracts as in effect on the date hereof (other than the issuance of Shares upon the exercise or settlement of Equity Awards outstanding on the Measurement Date in accordance with their terms as in effect on such date);

(c)      amend or otherwise change, or authorize or propose to amend or otherwise change its certificate of incorporation or by-laws (or similar organizational documents);

(d)      directly or indirectly acquire or agree to acquire (i) by merging or consolidating with, purchasing a substantial equity interest in or a substantial portion of the assets of, making an investment in or loan or capital contribution to or in any other manner, any corporation, partnership, association or other business organization or division thereof or (ii) any assets that are otherwise material to the Company and its Subsidiaries, other than inventory acquired in the ordinary course of business consistent with past practice;

(e)        directly or indirectly sell, lease, license, sell and leaseback, abandon, mortgage or otherwise encumber or subject to any Lien or otherwise dispose in whole or in part of any of its material properties, assets or rights or any interest therein;

(f)         adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

(g)       (i) incur, create, assume or otherwise become liable for, or repay or prepay, any Indebtedness, or amend, modify or refinance any Indebtedness, or (ii) make any loans, advances or capital contributions to, or investments in, any other Person, other than the Company or any direct or indirect wholly owned Subsidiary of the Company;

(h)       incur or commit to incur any capital expenditure or authorization or commitment with respect thereto not provided for in the capital expenditure budget set forth in Section 6.1(h) of the Company Disclosure Letter;

(i)         (i) pay, discharge, settle or satisfy any claims, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practice or as required by their terms as in effect on the date of this Agreement of claims, liabilities or obligations reflected or reserved against in the most recent audited financial statements (or the notes thereto) of the Company included in the Company SEC Documents filed prior to the date hereof (for amounts not in excess of such reserves) or incurred since the date of such financial statements in the ordinary course of business consistent with past practice, (ii) cancel any material Indebtedness owed to the Company or any of its Subsidiaries or (iii) waive, release, grant or transfer any right of material value;

(j)           (i) modify, amend, terminate, cancel or extend any Material Contract or (ii) enter into any Contract that if in effect on the date hereof would be a Material Contract except in the ordinary course of business consistent with past practice;

(k)        commence any Action (other than an Action as a result of an Action commenced against the Company or any of its Subsidiaries), or compromise, settle or agree to settle any Action (including any Action relating to this Agreement or the transactions contemplated hereby) other than compromises, settlements or agreements in the ordinary course of business consistent with past practice that involve only the payment of money damages not in excess of $50,000 individually or $100,000 in the aggregate, in any case without the imposition of any equitable relief on, or the admission of wrongdoing by, the Company;

(l)         change its financial or tax accounting methods, principles or practices, except insofar as may have been required by a change in GAAP or applicable Law, or revalue any of its material assets;

(m)      settle or compromise any liability, audit, claim or assessment for an amount of Tax; file any amended Tax Return or claim for Tax refund; make, revoke or modify any Tax election; file any material Tax Return other than on a basis consistent with past practice; consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of a Tax (other than any extension pursuant to an extension to file any Tax Return); grant any power of attorney with respect to Taxes; enter into any Tax allocation, Tax sharing, Tax indemnity or similar agreement; enter into any Tax holiday or any closing, voluntary disclosure or similar agreement; or change any method of accounting for Tax purposes;

(n)         change its fiscal year;

(o)        (i) grant any current or former director, officer, employee or independent contractor any increase in compensation, bonus or other benefits, or any such grant of any type of compensation or benefits to any current or former director, officer, employee or independent contractor not previously receiving or entitled to receive such type of compensation or benefit, or pay any bonus of any kind or amount to any current or former director, officer, employee or independent contractor, (ii) grant or pay to any current or former director, officer, employee or independent contractor any severance, change in control or termination pay, or modifications thereto or increases therein, (iii) pay any benefit or grant or amend any award (including in respect of stock options, stock appreciation rights, performance units, restricted stock or other stock-based or stock-related awards or the removal or modification of any restrictions in any Company Plan or awards made thereunder) except as required to comply with any applicable Law or any Company Plan in effect as of the date hereof, (iv) adopt or enter into any collective bargaining agreement or other labor union contract, (v) take any action to accelerate the vesting, funding or payment of any compensation or benefit under any Company Plan or other Contract unless such acceleration is required pursuant to the terms of such Company Plan or Contract, or (vi) adopt any new employee benefit or compensation plan or arrangement or amend, modify or terminate any existing Company Plan, in each case for the benefit of any current or former director, officer, employee or independent contractor, other than as required by applicable Law;

(p)     enter into any employment Contract (including with an existing employee);

(q)         hire any new employees who would be senior management employees or executive officers of the Company or any Subsidiaries;

(r)          terminate any employees of the Company or its Subsidiaries, other than for cause;

(s)      fail to keep in force insurance policies or replacement or revised provisions regarding insurance coverage with respect to the assets, operations and activities of the Company and its Subsidiaries as currently in effect;

(t)        renew or enter into any non-compete, exclusivity, non-solicitation or similar agreement;

(u)         enter into any new line of business outside of its existing business;

(v)         enter into any new lease or amend the terms of any existing lease of real property that would require payments over the remaining term of such lease in excess of $100,000;

(w)        take any action (or omit to take any action) if such action (or omission) could reasonably be expected to result in any of the Offer Conditions or any condition to the Merger set forth in Article VII not being satisfied;

(x)        seek to modify in any material respect any settlement agreement or other plan or agreement in respect of any federal, state, or foreign injunction or administrative order, including as disclosed in Section 4.11(e) above; or

(y)       authorize any of, or commit, resolve or agree to take any of, the foregoing actions.

Section 6.2           No Solicitation; Recommendation of the Merger.

(a)         Neither the Company nor any of its Subsidiaries shall, and neither the Company nor any of its Subsidiaries shall authorize or permit any director, officer, employee, investment banker, financial advisor, attorney, accountant or other advisor, agent or representative (collectively, “Representatives”) of the Company or any of its Subsidiaries to, directly or indirectly, (i) solicit, initiate, endorse, encourage or facilitate any inquiry, proposal or offer with respect to, or the making or completion of, any Acquisition Proposal, or any inquiry, proposal or offer that is reasonably likely to lead to any Acquisition Proposal, (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any information or data with respect to, any Acquisition Proposal, or (iii) resolve, agree or propose to do any of the foregoing. The Company shall, and shall direct its Subsidiaries and the Representatives of the Company and its Subsidiaries, to, (A) immediately cease and cause to be terminated all existing discussions and negotiations with any Person conducted heretofore with respect to any Acquisition Proposal or potential Acquisition Proposal and immediately terminate all physical and electronic data room access previously granted to any such Person, (B) request the prompt return or destruction of all confidential information previously furnished with respect to any Acquisition Proposal or potential Acquisition Proposal, and (C) not terminate, waive, amend, release or modify any provision of any confidentiality or standstill agreement to which it or any of its Affiliates or Representatives is a party with respect to any Acquisition Proposal or potential Acquisition Proposal, and shall enforce the provisions of any such agreement (provided, that the Company shall be permitted to grant waivers of, and not enforce, any standstill agreement, but solely to the extent that the Company Board has determined in good faith, after consultation with its outside counsel, that failure to take such action would be inconsistent with its fiduciary duties to the stockholders of the Company under applicable Law). Notwithstanding the foregoing, if at any time following the date of this Agreement and prior to the Acceptance Time, (1) the Company receives a written Acquisition Proposal that was unsolicited and did not otherwise result from a breach of this Section 6.2, (2) the Special Committee determines in good faith (after consultation with outside counsel and its financial advisor) that such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal, and (3) the Special Committee determines in good faith (after consultation with outside counsel) that the failure to take the actions referred to in clause (x) or (y) below would be inconsistent with its fiduciary duties to the stockholders of the Company under applicable Law, then the Company may (x) furnish information with respect to the Company and its Subsidiaries to the Person making such Acquisition Proposal pursuant to a customary confidentiality agreement containing terms substantially similar to, and no less favorable in any material respect to the Company than, those set forth in the Confidentiality Agreement (including any standstill agreement contained therein) (an “Acceptable Confidentiality Agreement”); provided, that any non-public information provided to any such Person shall have been previously provided to Parent or shall be provided to Parent prior to or concurrently with the time it is provided to such Person, and (y) participate in discussions or negotiations with the Person making such Acquisition Proposal regarding such Acquisition Proposal. The Company shall not provide (and shall not permit any of its Representatives to provide) any commercially or competitively sensitive non-public information in connection with the actions permitted by this Section 6.2(a), except in accordance with “clean room” or other similar procedures designed to limit any adverse effect of the sharing of such information on the Company, which procedures shall be consistent in all material respects with the Company’s practices in dealing with the disclosures of such information to Parent or its Representatives.

(b)          Neither the Company Board nor the Special Committee shall:

(i)          (A) withdraw (or modify or qualify in any manner adverse to Parent or Merger Sub) the recommendation or declaration of advisability by the Company Board or the Special Committee of this Agreement, the Merger or any of the other transactions contemplated hereby, (B) recommend or otherwise declare advisable the approval by the Company stockholders of any Acquisition Proposal, (C) resolve, agree or propose to take any such actions, or (D) make any public announcements with respect to such actions (each such action set forth in this Section 6.2(b)(i) being referred to herein as an “Adverse Recommendation Change”); or

(ii)        cause or permit the Company or any of its Subsidiaries to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other Contract, except for an Acceptable Confidentiality Agreement (each, an “Alternative Acquisition Agreement”), in each case constituting or related to, or which is intended to or is reasonably likely to lead to, any Acquisition Proposal, or resolve, agree or propose to take any such actions.

Notwithstanding the foregoing, at any time prior to the Acceptance Time, the Special Committee may, if the Special Committee determines in good faith (after consultation with outside counsel) that the failure to do so would be inconsistent with its fiduciary duties to the stockholders of the Company under applicable Law, taking into account all adjustments to the terms of this Agreement that may be offered by Parent pursuant to this Section 6.2, (x) make an Adverse Recommendation Change in response to either (I) a Superior Proposal or (II) an Intervening Event, or (y) solely in response to a Superior Proposal received after the date hereof that was unsolicited and did not otherwise result from a breach of this Section 6.2, cause the Company to terminate this Agreement in accordance with Section 8.1(d)(ii) and concurrently enter into a binding and definitive (as opposed to a letter of intent, memorandum of understanding or agreement in principle) Alternative Acquisition Agreement with respect to such Superior Proposal; provided, however, that the Company may not make an Adverse Recommendation Change in response to a Superior Proposal or terminate this Agreement pursuant to Section 8.1(d)(ii) unless:

(A)        the Company notifies Parent in writing at least three Business Days before taking that action of its intention to do so, and specifies the reasons therefor, including the material terms and conditions of, and the identity of the Person making, such Superior Proposal, and contemporaneously furnishes a copy (if any) of such proposed Alternative Acquisition Agreement and any other relevant transaction documents (it being understood and agreed that any amendment to the financial terms or any other material term of such Superior Proposal shall require a new written notice by the Company and a new five Business Day period); and

(B)        if Parent makes a proposal during such three Business Day period to adjust the terms and conditions of this Agreement, the Company Board or the Special Committee, after taking into consideration the adjusted terms and conditions of this Agreement as proposed by Parent, continues to determine in good faith (after consultation with outside counsel and its financial advisor) that such Superior Proposal continues to be a Superior Proposal and that the failure to make an Adverse Recommendation Change or terminate this Agreement, as applicable, would be inconsistent with its fiduciary duties to the stockholders of the Company under applicable Law;

provided further, that neither Company Board nor the Special Committee may make an Adverse Recommendation Change in response to an Intervening Event unless:

(1)        the Company provides Parent with written information describing such Intervening Event in reasonable detail as soon as reasonably practicable after becoming aware of it;

(2)        the Company notifies Parent in writing at least three Business Days before making an Adverse Recommendation Change with respect to such Intervening Event of its intention to do so and specifies the reasons therefor; and

(3)        if Parent makes a proposal during such three Business Day period to adjust the terms and conditions of this Agreement, the Company Board, after taking into consideration the adjusted terms and conditions of this Agreement as proposed by Parent, continues to determine in good faith (after consultation with outside counsel) that the failure to make such Adverse Recommendation Change would be inconsistent with its fiduciary obligations to the stockholders of the Company under applicable Law.

During the three Business Day period prior to its effecting an Adverse Recommendation Change or terminating this Agreement as referred to above, the Company shall, and shall cause its financial and legal advisors to be reasonably available to Parent and negotiate with Parent in good faith (to the extent Parent seeks to negotiate) regarding any revisions to the terms or structure of the transactions contemplated by this Agreement proposed by Parent that would result in a Superior Proposal ceasing to be a Superior Proposal. Notwithstanding anything to the contrary contained herein, neither the Company nor any of its Subsidiaries shall enter into any Alternative Acquisition Agreement unless this Agreement has been terminated in accordance with its terms (including the payment of the Company Termination Fee pursuant to Section 8.3(b), if applicable).

(c)           In addition to the obligations of the Company set forth in Section 6.2(a) and Section 6.2(b), the Company promptly (and in any event within 24 hours of receipt) shall advise Parent in writing in the event the Company or any of its Subsidiaries or Representatives receives (i) any inquiry or request for information, discussion or negotiation that is reasonably likely to lead to or that contemplates an Acquisition Proposal, or (ii) any proposal or offer that is or is reasonably likely to lead to an Acquisition Proposal, in each case together with a description of the material terms and conditions of any such indication, inquiry, request, proposal or offer, the identity of the Person making any such indication, inquiry, request, proposal or offer, and a copy of any written proposal, offer or draft agreement provided by such Person. The Company shall keep Parent informed (orally and in writing) in all material respects on a timely basis of the status (including, within 24 hours after the occurrence of any amendment, modification, development, discussion or negotiation) of any such Acquisition Proposal, request, inquiry, proposal or offer, including furnishing copies of any written inquiries, correspondence and draft documentation, and written summaries of any material oral inquiries or discussions. Without limiting any of the foregoing, the Company shall promptly (and in any event within 24 hours) notify Parent orally and in writing if it determines to begin providing information or to engage in discussions or negotiations concerning an Acquisition Proposal pursuant to Section 6.2(a) or Section 6.2(b) and shall in no event begin providing such information or engaging in such discussions or negotiations prior to providing such notice. The Company shall provide Parent with at least 24 hours prior notice (or such shorter notice as may be provided to the Special Committee) of a meeting of the Special Committee at which the Special Committee is reasonably expected to consider an Acquisition Proposal.

(d)        The Company agrees that any violation of the restrictions set forth in this Section 6.2 by any Representative of the Company or any of its Subsidiaries, whether or not such Person is purporting to act on behalf of the Company or any of its Subsidiaries or otherwise, shall be deemed to be a breach of this Agreement by the Company.

(e)        The Company shall not, and shall cause its Subsidiaries not to, enter into any confidentiality agreement with any Person subsequent to the date of this Agreement that would restrict the Company’s ability to comply with any of the terms of this Section 6.2, and represents that neither it nor any of its Subsidiaries is a party to any such agreement.

(f)        The Company shall not take any action to exempt any Person (other than Parent, Merger Sub and their respective Affiliates) from the restrictions on “business combinations” contained in Section 203 of the DGCL (or any similar provision of any other Takeover Law) or otherwise cause such restrictions not to apply, or agree to do any of the foregoing, in each case unless such actions are taken substantially concurrently with a termination of this Agreement pursuant to Section 8.1(d)(ii).

(g)        Nothing contained in Section 6.2(a) shall prohibit the Company from taking and disclosing a position contemplated by Rule 14e‑2(a), Rule 14d‑9 or Item 1012(a) of Regulation M‑A promulgated under the Exchange Act; provided, however, that any such disclosure (other than a “stop, look and listen” communication or similar communication of the type contemplated by Section 14d 9(f) under the Exchange Act) shall be deemed to be an Adverse Recommendation Change (including for purposes of Section 8.1(c)(ii)) unless the Company Board and the Special Committee expressly reaffirm their recommendation to the Company’s stockholders in favor of the approval of this Agreement and the Merger in such disclosure and expressly rejects any applicable Acquisition Proposal.

(h)          For purposes of this Agreement:

(i)       “Acquisition Proposal” means any proposal or offer with respect to any direct or indirect acquisition or purchase, in one transaction or a series of transactions, and whether through any merger, reorganization, consolidation, tender offer, self-tender, exchange offer, stock acquisition, asset acquisition, binding share exchange, business combination, recapitalization, liquidation, dissolution, joint venture or otherwise, of (A) assets or businesses of the Company and its Subsidiaries that generate 10% or more of the net revenues or net income (for the 12‑month period ending on the last day of the Company’s most recently completed fiscal quarter) or that represent 10% or more of the total assets (based on fair market value) of the Company and its Subsidiaries, taken as a whole, immediately prior to such transaction, or (B) 10% or more of any class of capital stock, other equity securities or voting power of the Company, any of its Subsidiaries or any resulting parent company of the Company, in each case other than the Offer, the Merger and the other transactions contemplated by this Agreement.

(ii)         “Superior Proposal” means any unsolicited bona fide binding written Acquisition Proposal that the Company Board or the Special Committee determines in good faith (after consultation with outside counsel and its financial advisor), taking into account all legal, financial, regulatory and other aspects of the proposal, including the financing terms thereof, and the Person making the proposal, is (A) more favorable to the stockholders of the Company (other than to Rollover Holders) from a financial point of view than the Offer, the Merger and the other transactions contemplated by this Agreement (including any adjustment to the terms and conditions proposed by Parent in response to such proposal), and (B) reasonably likely of being completed on the terms proposed on a timely basis; provided, that, for purposes of this definition of “Superior Proposal,” references in the term “Acquisition Proposal” to “10%” shall be deemed to be references to “50%”; and

(iii)       “Intervening Event” means a fundamental and material event or circumstance that relates to the Company and its Subsidiaries that was not known or reasonably foreseeable to the Company Board prior to the execution of this Agreement (or if known, the consequences of which were not known or reasonably foreseeable), which event or circumstance, or any material consequence thereof, becomes known to the Company Board or the Special Committee prior to the Acceptance Time that does not relate to (A) an Acquisition Proposal, (B) Parent or its Subsidiaries (including any Material Adverse Effect as it relates to Parent or its Subsidiaries), or (C) any actions taken pursuant to this Agreement.

Section 6.3        Access to Information; Confidentiality. The Company shall, and shall cause each of its Subsidiaries to, afford to Parent, Merger Sub and their respective Representatives reasonable access during normal business hours, during the period prior to the Effective Time or the termination of this Agreement in accordance with its terms, to all their respective properties, assets, books, contracts, commitments, personnel and records and, during such period, the Company shall, and shall cause each of its Subsidiaries to, furnish promptly to Parent: (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal or state securities laws and (b) all other information concerning its business, properties and personnel as Parent or Merger Sub may reasonably request (including Tax Returns filed and those in preparation and the workpapers of its auditors); provided, however, that the foregoing shall not require the Company to disclose any information to the extent such disclosure would contravene applicable Law. All such information shall be held confidential in accordance with the terms of the Confidentiality Agreement between the Company and iSubscribed, Inc., an Affiliate of Parent, dated as of September 20, 2018(the “Confidentiality Agreement”). No investigation pursuant to this Section 6.3 or information provided, made available or delivered to Parent pursuant to this Agreement shall affect any of the representations, warranties, covenants, rights or remedies, or the conditions to the obligations of, the parties hereunder.

Section 6.4           Commercially Reasonable Efforts.

(a)        Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use commercially reasonable efforts to take, or cause to be taken, all actions that are necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Offer, the Merger and the other transactions contemplated by this Agreement, including using commercially reasonable efforts to accomplish the following: (i) obtain all required consents, approvals or waivers from, or participation in other discussions or negotiations with, third parties, including as required under any Material Contract, and (ii) obtain all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities, make all necessary registrations, declarations and filings and make all commercially reasonable efforts to obtain an approval or waiver from, or to avoid any Action by, any Governmental Entity, including filings under the HSR Act with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice, and (iii) execute and deliver any additional instruments necessary to consummate the transactions contemplated hereby and fully to carry out the purposes of this Agreement; provided, however, that neither the Company nor any of its Subsidiaries shall commit to the payment of any fee, penalty or other consideration or make any other concession, waiver or amendment under any Contract in connection with obtaining any consent without the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed. Parent, Merger Sub and the Company agree to make any necessary filings under the HSR Act as soon as practicable and no later than ten (10) days after execution of this Agreement, which filings shall include a request for early termination of the applicable waiting period under the HSR Act. Each of the parties hereto shall furnish to each other party such necessary information and reasonable assistance as such other party may reasonably request in connection with the foregoing. Subject to applicable Law relating to the exchange of information, Parent and the Company shall each have the right to review, in advance, and to the extent practicable each shall consult with the other in connection with, all of the information relating to Parent or the Company, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Offer, the Merger and the other transactions contemplated by this Agreement. In exercising the foregoing rights, each of Parent and the Company shall act reasonably and as promptly as practicable. Subject to applicable Law and the instructions of any Governmental Entity, the Company and Parent shall keep each other reasonably apprised of the status of matters relating to the completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other written communications received by the Company or Parent, as the case may be, or any of their respective Subsidiaries, from any Governmental Entity and/or third party with respect to such transactions, and, to the extent practicable under the circumstances, shall provide the other party and its counsel with the opportunity to participate in any meeting with any Governmental Entity in respect of any filing, investigation or other inquiry in connection with the transactions contemplated hereby.

(b)         Notwithstanding any other provision of this Agreement to the contrary, in no event shall Parent or any of its Affiliates be required to (i) agree or proffer to divest or hold separate (in a trust or otherwise), or take any other action with respect to, any of the assets or businesses of Parent or any of its Affiliates or, assuming the consummation of the Merger, the Surviving Corporation or any of its Affiliates, (ii) agree or proffer to limit in any manner whatsoever or not to exercise any rights of ownership of any securities (including the Shares), or (iii) enter into any agreement that in any way limits the ownership or operation of any business of Parent, the Company, the Surviving Corporation or any of their respective Affiliates.

Section 6.5         Takeover Laws. The Company and the Company Board shall (a) take no action to cause any Takeover Law to become applicable to this Agreement, the Offer, the Merger or any of the other transactions contemplated hereby and (b) if any Takeover Law is or becomes applicable to this Agreement, the Offer, the Merger or any of the other transactions contemplated hereby, take all action necessary to ensure that the Offer, the Merger and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Takeover Law with respect to this Agreement, the Offer, the Merger and the other transactions contemplated hereby.

Section 6.6        Stockholder Litigation. From and after the date hereof, the Company shall promptly notify Parent of any stockholder litigation commenced or, to the knowledge of the Company, threatened against the Company and/or its directors or executive officers relating to this Agreement, the Offer, the Merger and/or the other transactions contemplated hereby and shall keep Parent promptly and reasonably informed regarding any such litigation (including by providing copies of all pleadings with respect thereto). The Company shall give Parent the opportunity to participate in the defense or settlement of any such litigation and shall give due consideration to Parent’s views with respect thereto. The Company shall not agree to any settlement of any such litigation without Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

Section 6.7        Notification of Certain Matters. The Company and Parent shall promptly notify each other of (a) any notice or other communication received by such party from any Governmental Entity in connection with the transactions contemplated hereby or from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated hereby, (b) any other notice or communication from any Governmental Entity in connection with the transactions contemplated hereby, (c) any Action commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to the transactions contemplated hereby or (d) any change, condition or event (i) that renders or would reasonably be expected to render any representation or warranty of such party set forth in this Agreement (disregarding any materiality qualification contained therein) to be untrue or inaccurate in any material respect or (ii) that results or would reasonably be expected to result in any failure of such party to comply with or satisfy in any material respect any covenant, condition or agreement (including any of the Offer Conditions or any condition set forth in Article VII) to be complied with or satisfied hereunder; provided, however, that no such notification shall affect any of the representations, warranties, covenants, rights or remedies, or the conditions to the obligations of, the parties hereunder.

Section 6.8           Indemnification, Exculpation and Insurance.

(a)         Parent and Merger Sub agree that all rights to indemnification existing in favor of the current or former directors and officers of the Company as provided in the Company Charter or Company Bylaws as in effect on the date of this Agreement for acts or omissions occurring prior to the Effective Time shall be assumed and performed by the Surviving Corporation and shall continue in full force and effect for a period of six years after the Effective Time with respect to any claims against such directors or officers arising out of such acts or omissions, except as otherwise required by applicable Law.

(b)         For a period of six years after the Effective Time, Parent shall cause to be maintained in effect the Company’s current directors’ and officers’ liability insurance covering each Person currently covered by the Company’s directors’ and officers’ liability insurance policy (a correct and complete copy of which has been heretofore made available to Parent) for acts or omissions occurring prior to the Effective Time; provided, that Parent may (i) substitute therefor policies of an insurance company the material terms of which, including coverage and amount, are no less favorable in any material respect to such directors and officers than the Company’s existing policies as of the date hereof or (ii) request that the Company obtain such extended reporting period coverage under its existing insurance programs (to be effective as of the Effective Time); and provided further, that in no event shall Parent or the Company be required to pay annual premiums for insurance under this Section 6.8(b) in excess of 300% of the amount of the annual premiums paid by the Company for fiscal year 2018 for such purpose (which fiscal year 2018 premiums are hereby represented and warranted by the Company to be as set forth in Section 6.8(b) of the Company Disclosure Letter), it being understood that Parent shall nevertheless be obligated to provide as much coverage as may be obtained for such 300% amount. In addition, Parent and Surviving Corporation shall fulfill and honor in all respects the obligations of the Company and its Subsidiaries pursuant to: (x) each indemnification agreement set forth in Section 6.8(b) of the Company Disclosure Letter between the Company or any of its Subsidiaries and any director or officer as the indemnified party therein to the extent the same is in effect as of the date hereof; and (y) any indemnification provision (including advancement of expenses) and any exculpation provision set forth in the Company Charter or the Company Bylaws or otherwise in the resolutions of the Company set forth in Section 6.8(b) of the Company Disclosure Letter, as each is in effect on the date hereof. Parent’s and the Surviving Corporation’s obligations under the foregoing clauses (i) and (ii) shall continue in full force and effect for a period of six (6) years from the Effective Time; provided, however, that all rights to indemnification, exculpation and advancement of expenses in respect of any claim threatened, asserted or made within such period shall continue until the final disposition of such claim.

(c)      In the event that Parent, the Surviving Corporation or any of its successors or assigns shall (i) consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfer all or substantially all its properties and assets to any Person, then, and in each such case, Parent shall cause proper provision to be made so that the successor and assign of Parent or the Surviving Corporation assumes the obligations set forth in this Section 6.8.

(d)         The provisions of this Section 6.8 (i) shall survive consummation of the Merger and are intended to be for the benefit of, and will be enforceable by, each indemnified party, his or her heirs and his or her legal representatives and (ii) may not be amended without the consent of each indemnified party.

Section 6.9        Public Announcements. Each of Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall, to the extent reasonably practicable, consult with each other before issuing, and give each other a reasonable opportunity to review and comment upon, any press release or other public statements with respect to this Agreement, the Offer, the Merger and the other transactions contemplated hereby and shall not issue any such press release or make any public announcement prior to such consultation and review, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system.

Section 6.10        Stock Exchange Delisting; Deregistration. Prior to the Closing Date, the Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable laws and Nasdaq rules and policies to enable the delisting by the Surviving Corporation of the Shares from Nasdaq and the deregistration of the Shares under the Exchange Act as promptly as practicable after the Effective Time, and in any event no more than 10 days after the Closing Date.

Section 6.11       Section 16 Matters. Prior to the Effective Time, the Company Board shall take all such steps as may be necessary or appropriate to cause the transactions contemplated by this Agreement, including any dispositions of Shares (including derivative securities with respect to such Shares) resulting from the transactions contemplated by this Agreement by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b‑3 promulgated under the Exchange Act.

Section 6.12        Approval of Compensation Arrangements. Prior to the consummation of the Offer, the Company and the Company Board (or a duly authorized committee thereof) shall take any action necessary to ensure that any compensation arrangements entered into after the date of this Agreement have been approved as contemplated by Exchange Act Rule 14d-10 for the purpose of satisfying the requirements of the non-exclusive safe harbor set forth in paragraph (d) of such Rule; provided, that nothing contained in the preceding sentence shall permit the Company to enter into any compensation arrangements that are prohibited under Section 6.1.

Section 6.13    Forum Selection Bylaw. In connection with the approval of this Agreement by the Company Board, or as soon thereafter as practicable after the date of this Agreement, the Company Board shall adopt a forum selection bylaw substantially in the form set forth in Exhibit D.

Section 6.14      Financial Statements. The Company shall deliver to Parent monthly financial statements of the Company and its Subsidiaries within 10 days of the end of each calendar month.

Section 6.15       Schedule 13E-3. As promptly as reasonably practicable following the date of this Agreement, the Company and Parent shall prepare and file the Schedule 13E-3 with the SEC. The Company, Parent and Merger Sub will cooperate with each other in the preparation of the Schedule 13E-3. Without limiting the generality of the foregoing, each of Parent and Merger Sub will furnish to the Company the information relating to it required by the Exchange Act to be set forth in the Schedule 13E-3. Each of the Company, Parent and Merger Sub agrees promptly to correct any information provided by them for use in the Schedule 13E-3 if and to the extent that such information shall have become false or misleading in any material respect, and further to take all steps necessary to cause the Schedule 13E-3 as so corrected to be filed with the SEC, in each case and to the extent required by applicable federal securities Law. The Company and its counsel shall be given a reasonable opportunity to review and comment on the Schedule 13E-3 and any amendments thereto prior to the filing thereof with the SEC and Parent shall give due consideration to all reasonable additions, deletions or changes suggested thereby by the Company and its counsel. In addition, Parent agrees to provide the Company and its counsel any comments, whether written or oral, that Parent may receive from the SEC or its staff with respect to the Schedule 13E-3 promptly after the receipt of such comments, and any written or oral responses thereto. The Company and its counsel shall be given a reasonable opportunity to review and comment upon such responses and Parent shall give due consideration to all reasonable additions, deletions or changes suggested thereto by the Company and its counsel.

Section 6.16       Financing. In the event Parent or Merger Sub choose to obtain debt financing to fund all or any portion of the consideration payable in connection with the consummation of the Offer or the Merger or otherwise in connection with the transactions contemplated hereby, the Company shall, and shall cause its Subsidiaries, and its and their respective Representatives, to provide to Parent and Merger Sub such cooperation reasonably requested by Parent and/or the Financing Sources that is necessary, proper or advisable in connection with the any such financing and the transactions contemplated by this Agreement, including (A) participating in meetings, presentations, road shows, due diligence and drafting sessions and sessions with prospective Financing Sources, investors and rating agencies, and cooperating with the marketing efforts of Parent and Merger Sub and their Financing Sources; (B) assisting with the preparation of customary materials for rating agency presentations, information memoranda, lender and investor presentations and similar documents in connection with any such financing; (C) furnishing Parent, Merger Sub and the Financing Sources with financial and other pertinent information regarding the Company and its Subsidiaries as may be reasonably requested by Parent; (D) obtaining legal opinions and other documentation and items as are reasonably requested by Parent; (E) executing and delivering, as of the Effective Time, any definitive financing documents, security documents and any certificates, documents or instruments ancillary to such financing (including a certificate of the chief financial officer of the Company or any Subsidiary with respect to solvency matters) and otherwise reasonably facilitating the pledge of collateral and other matters ancillary to such financing (including cooperation with payoff and release of Liens relating to existing indebtedness); and (F) taking all corporate or other actions, and providing such other assistance, necessary or reasonably requested by Parent to permit the consummation of such financing. The Company hereby consents to the use of its and its Subsidiaries’ logos in connection with any financing undertaken by Parent or Merger Sub. For purposes of this Agreement, “Financing Sources” means the entities that may commit to provide or to cause to provide, or otherwise entered into agreements in connection with, any financings in connection with the transactions contemplated hereby, and to any joinder agreements, credit agreements, purchase agreements or indentures relating thereto, and “Financing Source Parties” means, collectively, the Financing Sources, their Affiliates and such Persons’ and their Affiliates’ respective current, former and future directors, officers, general or limited partners, shareholders, members, managers, controlling persons, employees, representatives and agents, and their respective successors and assigns of each of the foregoing. Notwithstanding anything to the contrary contained in this Section 6.16), (i) nothing in this Section 6.16 shall require any such cooperation or assistance to the extent that it would (w) require the Company or its Subsidiaries or any of their Representatives to waive or amend any terms of this Agreement or agree to pay any commitment or other fees or reimburse any material expenses prior to the Effective Time, or incur any material liability or give any indemnities or otherwise commit to take any similar action, in each case that is not contingent upon the Closing, (x) require the Company or its Subsidiaries to take any action that will conflict with or violate the Company’s or its Subsidiaries’ organizational documents or any Laws or result in a violation or breach, default or event of default under, any Contract to which the Company or any of its Subsidiaries is a party, (y) result in any officer or director of the Company or its Subsidiaries incurring any personal liability with respect to any matters relating to the financing, or (z) require the Company or its Subsidiaries to enter into any financing or purchase agreement for the financing that would be effective prior to the Acceptance Time, and (ii) no liability or obligation of the Company or its Subsidiaries or any of their senior management, agents or representatives, as applicable, under any agreement entered into in connection with the financing shall be effective until the Acceptance Time. In the event that this Agreement is terminated pursuant to Section 8.1(d)(i) or Section 8.1(d)(iii), Parent shall indemnify and hold harmless the Company and its Subsidiaries and their Representatives from and against any and all losses suffered or incurred by them in connection with the cooperation or assistance contemplated by this Section 6.16 in arranging the financing (other than to the extent such losses arise from the breach by the Company of its obligations hereunder) and any information utilized in connection therewith (other than to the extent arising from information that is determined to have contained a material misstatement or omission).

Section 6.17      Obligations of Parent. Parent shall cause Merger Sub to perform its obligations under this Agreement and to consummate the Offer and the Merger on the terms and conditions set forth in this Agreement.

Section 6.18         Employment and Employee Benefits Matters.

(a)         Parent shall cause the Surviving Corporation and each of its subsidiaries to maintain, through December 31, 2019, the severance-related provisions of the Company Plans listed on Section 6.18(a) of the Company Disclosure Letter and to provide the severance payments and benefits required thereunder to be provided to any Company Continuing Employee (as defined below) terminated during that period.

(b)        Parent shall cause the Surviving Corporation and each of its subsidiaries to maintain for each employee of the Company or its subsidiaries who continues to be employed by the Company or the Surviving Corporation or any subsidiary or affiliate thereof following the Closing Date (the “Continuing Employees”), for a period commencing at the Effective Time and ending on December 31, 2019, subject to paragraph (a) above: (i) a salary, wage, target bonus opportunity and commissions opportunity that is substantially similar in the aggregate to the salary, wage, target bonus opportunity and commissions opportunity that was provided to such Continuing Employee immediately prior to the Effective Time and (ii) employee retirement (other than any nonqualified deferred compensation plan or defined benefit pension arrangement), welfare (other than post-retirement health and welfare benefits) and other benefits (other than any equity-based compensation or benefits or severance benefits) that are substantially similar in the aggregate to the employee retirement (other than any nonqualified deferred compensation plan or defined benefit pension arrangement), welfare (other than post-retirement health and welfare benefits) and other benefits (other than any equity-based compensation or benefits or severance benefits) provided to such Continuing Employee immediately prior to the Effective Time.

(c)      As of and after the Effective Time, Parent will, or will cause the Surviving Corporation to, use commercially reasonable efforts to give Continuing Employees full credit for purposes of eligibility, participation, benefit accrual and vesting (but not for purposes of benefit accruals under any defined benefit pension plans or retiree health plan or severance arrangement (other than as set forth in Section 6.18(a))), under any employee benefit plan, program or arrangement maintained by Parent, its subsidiaries or the Surviving Corporation (each, a “Parent Plan”) in which Continuing Employees may participate to the same extent recognized by the Company immediately prior to the Effective Time under any similar or comparable Company Plan and to the extent such credit would not result in a duplication of benefits for the same period of service.

(d)       With respect to each Parent Plan that is a “welfare benefit plan” (as defined in Section 3(1) of ERISA), Parent or its subsidiaries shall use commercially reasonable efforts to or to cause any third party insurance providers to, (i) cause there to be waived any pre-existing condition or eligibility limitations and (ii) give effect, in determining any deductible and maximum out-of-pocket limitations in the plan year in which the Effective Time occurs, to claims incurred and amounts paid by, and amounts reimbursed to, Continuing Employees under similar plans maintained by the Company and its subsidiaries in the plan year in which the Effective Time occurs.

(e)       From and after the Effective Time, the Surviving Corporation will honor, and will cause its subsidiaries to honor, in accordance with its terms, each existing employment agreement in effect as of the date hereof and severance arrangements set forth on Section 6.18(a) of the Company Disclosure Letter, in each case to the extent legally binding on the Company or any of its subsidiaries.

(f)         Nothing in this Agreement shall confer upon any Continuing Employee any right to continue in the employ or service of Parent, the Surviving Corporation or any affiliate of Parent, or shall interfere with or restrict in any way the rights of Parent, the Surviving Corporation or any affiliate of Parent, which rights are hereby expressly reserved, to discharge or terminate the services of any Continuing Employee at any time for any reason whatsoever, with or without cause. Notwithstanding any provision in this Agreement to the contrary, nothing in this Section 6.18 shall (i) be deemed or construed to be an amendment or other modification of any Company Plan, (ii) deemed or construed to establish any Company Plan, (iii) prevent or limit Parent, the Surviving Corporation or any affiliate of Parent from amending or terminating any Company Plan in accordance with their terms, or (iv) create any third party rights in any current, former or future service provider of the Company or its affiliates (or any beneficiaries or dependents thereof).

ARTICLE VII
CONDITIONS PRECEDENT

Section 7.1       Conditions to Each Party’s Obligation to Effect the Merger. The obligation of each party to effect the Merger is subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a)        HSR Act(b). Any applicable waiting period under the HSR Act and any extension thereof relating to the transactions contemplated by this Agreement shall have expired or been terminated.

(c)         No Injunctions or Legal Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other judgment, order or decree issued by any court of competent jurisdiction or other legal restraint or prohibition shall be in effect, and no Law shall have been enacted, entered, promulgated, enforced or deemed applicable by any Governmental Entity that, in any such case, prohibits or makes illegal the consummation of the Merger.

(d)        Purchase of Shares in the Offer. Merger Sub shall have purchased all Shares validly tendered (and not withdrawn) pursuant to the Offer.

ARTICLE VIII
TERMINATION, AMENDMENT AND WAIVER

Section 8.1         Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (with any termination by Parent also being an effective termination by Merger Sub and any termination by the Company only upon the recommendation of the Special Committee):

(a)         by mutual written consent of Parent and the Company;

(b)         by either Parent or the Company:

(i)        if (A) the Acceptance Time shall not have occurred on or before the Outside Date or (B) the Offer shall have expired or been terminated in accordance with its terms without Merger Sub having purchased any Shares pursuant thereto; provided, that the right to terminate this Agreement pursuant to this Section 8.1(b)(i) shall not be available to any party whose failure to fulfill in any material respect any of its obligations under this Agreement has been the primary cause of the event specified in either of the foregoing clauses (A) or (B); or

(ii)        if any court of competent jurisdiction or other Governmental Entity shall have issued a judgment, order, injunction, rule or decree, or taken any other action restraining, enjoining or otherwise prohibiting any of the transactions contemplated by this Agreement and such judgment, order, injunction, rule, decree or other action shall have become final and nonappealable;

(c)          by Parent, at any time prior to the Acceptance Time:

(i)          if the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (other than with respect to a breach of Section 6.2, as to which Section 8.1(c)(ii)(C) will apply), which breach or failure to perform, either individually or in the aggregate, if occurring or continuing at the scheduled Expiration Date (A) would result in the failure of an Offer Condition to be satisfied and (B) cannot be or has not been cured by the earlier of (1) the Outside Date and (2) 30 days after the giving of written notice to the Company of such breach or failure; provided, that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(c)(i) if Parent or Merger Sub is then in material breach of any of its covenants or agreements set forth in this Agreement; or

(ii)      if (A) an Adverse Recommendation Change shall have occurred, (B) the Company shall, within 10 Business Days of a tender or exchange offer relating to at least 10% of the Shares having been commenced, fail to publicly recommend against such tender or exchange offer, (C) the Company shall have failed to publicly reaffirm its recommendation of the Merger within 10 Business Days after the date any Acquisition Proposal or material modification is first commenced, publicly announced, distributed or disseminated to the Company’s stockholders upon a written request to do so by Parent, (D) the Company shall have breached or failed to perform any of its obligations set forth in Section 6.2, or (E) the Company or the Special Committee shall have formally resolved or publicly authorized or proposed to take any of the foregoing actions;

(d)          by the Company, at any time prior to the Acceptance Time:

(i)        if Parent or Merger Sub shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform, either individually or in the aggregate, if occurring or continuing at the scheduled Expiration Date (A) would result in a Parent Material Adverse Effect and (B) cannot be or has not been cured by the earlier of (1) the Outside Date and (2) 30 days after the giving of written notice to Parent of such breach or failure; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(d)(i) if it is then in material breach of any of its covenants or agreements set forth in this Agreement;

(ii)      in order to accept a Superior Proposal in accordance with Section 6.2(b); provided, that the Company shall have (A) simultaneously with such termination entered into the associated Alternative Acquisition Agreement, (B) otherwise complied in with all provisions of Section 6.2(b), including the notice provisions thereof, and (C) paid any amounts due pursuant to Section 8.3(b); or

(iii)     if (A) all of the Offer Conditions (other than those Offer Conditions that by their nature are to be satisfied at the Acceptance Time, but subject to such Offer Conditions being able to be satisfied) have been satisfied or waived at the Expiration Date, (B) the Company has irrevocably confirmed by written notice to Parent and Merger Sub that the Company is ready, willing and able to consummate the Offer, the Merger and the other transactions contemplated by this Agreement, (C) Merger Sub fails to consummate (as defined in Section 251(h) of the DGCL) the Offer within three (3) Business Days following the later of (1) delivery of the written confirmation required by clause (B) and (2) the Expiration Date, and (D) at all times during such three Business Day period, the Company stood ready, willing and able to consummate the Offer, the Merger and the other transactions contemplated hereby.

The party desiring to terminate this Agreement pursuant to this Section 8.1 (other than pursuant to Section 8.1(a)) shall give notice of such termination to the other party.

Section 8.2           Effect of Termination. In the event of termination of the Agreement, this Agreement shall immediately become void and have no effect, without any liability or obligation on the part of Parent, Merger Sub or the Company, provided, that:

(a)          the Confidentiality Agreement (as amended hereby) and the provisions of Section 4.28 and Section 5.5 (Brokers), Section 6.9 (Public Announcements), this Section 8.2, Section 8.3 (Fees and Expenses), Section 9.2 (Notices), Section 9.5 (Entire Agreement), Section 9.6 (No Third Party Beneficiaries), Section 9.7 (Governing Law), Section 9.8 (Submission to Jurisdiction), Section 9.9 (Assignment; Successors), Section 9.10 (Specific Performance), Section 9.12 (Severability), Section 9.13 (Waiver of Jury Trial), and Section 9.16 (Rules of Construction) shall survive the termination hereof;

(b)        Parent or the Company may have liability as provided in Section 8.3; and

(c)         subject to the limitations set forth in this Section 8.2, Section 8.3 (Fees and Expenses), Section 9.10 (Specific Performance) and Section 9.17 (No Recourse), no such termination shall relieve any party from any liability or damages resulting from a willful and material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement or fraud, in which case the non-breaching party shall be entitled to all rights and remedies available at law or in equity.

For the avoidance of doubt, in the event of termination of this Agreement, no Financing Source Parties will have any liability to the Company, any of its Affiliates or any of its or their direct or indirect stockholders hereunder or otherwise relating to or arising out of the transactions contemplated by such agreements (including for any willful and material breach), provided that the foregoing shall not preclude any liability of any Financing Sources to Parent or Merger Sub under the terms of any debt financing entered into pursuant to Section 6.16.

Section 8.3           Fees and Expenses.

(a)         Except as otherwise provided in this Section 8.3, all fees and expenses incurred in connection with this Agreement, the Offer, the Merger and the other transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Offer or the Merger is consummated, except that the expenses incurred in connection with the filing, printing and mailing of the Offer Documents, the Schedule 14D‑9 and the Schedule 13E-3, and all filing and other fees paid to the SEC or in respect of the HSR Act, in each case in connection with the Merger (other than attorneys’ fees, accountants’ fees and related expenses), shall be shared equally by Parent and the Company.

(b)          Company Termination Fee.

(i)          In the event that:

(A)     (1) an Acquisition Proposal (whether or not conditional) is made directly to the Company’s stockholders or is otherwise publicly disclosed or otherwise communicated to senior management of the Company or the Company Board, (2) this Agreement is terminated by the Company or Parent pursuant to Section 8.1(b)(i) or by Parent pursuant to Section 8.1(c)(i), and (3) within 12 months after the date of such termination, the Company enters into an agreement in respect of any Acquisition Proposal, or a transaction in respect of any Acquisition Proposal is consummated, which, in each case, need not be the same Acquisition Proposal that was made, disclosed or communicated prior to termination hereof (provided, that for purposes of this clause (3), each reference to “10%” in the definition of “Acquisition Proposal” shall be deemed to be a reference to “50%”);

(B)          this Agreement is terminated by Parent pursuant to Section 8.1(c)(ii); or

(C)          this Agreement is terminated by the Company pursuant to Section 8.1(d)(ii);

then, in any such event, the Company shall pay to Parent a fee of $3,595,838 (the “Company Termination Fee”) less the amount of Parent Expenses previously paid to Parent (if any) pursuant to Section 8.3(c). Parent acknowledges and agrees that the Company Termination Fee, together with any Collection Costs payable, shall be deemed to be liquidated damages and such amounts shall be sole and exclusive remedy of Parent, Merger Sub and any other Person against the Company’s Related Parties, and none of the Company’s Related Parties shall have any other liability or obligation (other than to the Company) for any losses, claims, damages or liabilities suffered or incurred by Parent, Merger Sub or any other Person relating to or arising out of this Agreement, and neither Parent, Merger Sub nor any other person shall be entitled to bring or maintain any other Action against the Company or any other of the Company’s Related Party arising out of this Agreement, or any of the transactions contemplated hereby or any matters forming the basis for such termination, whether in law, in contract, in tort, or otherwise. For the avoidance of doubt, in no circumstances will Company be required to pay the Company Termination Fee on more than one occasion.

(ii)        Payment of the Company Termination Fee shall be made by wire transfer of same-day funds to the accounts designated by Parent (A) on the earliest of the execution of a definitive agreement with respect to, or consummation of, any transaction contemplated by an Acquisition Proposal, as applicable, in the case of a Company Termination Fee payable pursuant to Section 8.3(b)(i)(A), (B) as promptly as reasonably practicable after termination (and, in any event, within two Business Days thereof), in the case of termination by Parent pursuant to Section 8.1(c)(ii), or (C) simultaneously with, and as a condition to the effectiveness of, termination, in the case of a termination by the Company pursuant to Section 8.1(d)(ii).

(c)        In the event that this Agreement is terminated by the Company or Parent pursuant to Section 8.1(b)(i) as a result of the failure of the Minimum Condition to be satisfied or by Parent pursuant to Section 8.1(c)(i), under circumstances in which the Company Termination Fee is not then payable pursuant to Section 8.3(b)(i)(A), then the Company shall reimburse Parent and its Affiliates for all of their reasonable out-of-pocket fees and expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to Parent and Merger Sub and their Affiliates) incurred by Parent or Merger Sub or on their behalf in connection with or related to the authorization, preparation, investigation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby (the “Parent Expenses”), up to a maximum amount of $2,500,000; provided, that the payment by the Company of the Parent Expenses pursuant to this Section 8.3, (i) shall not relieve the Company of any subsequent obligation to pay the Company Termination Fee pursuant to Section 8.3(b) except to the extent indicated in such Section and (ii) shall not relieve the Company from any liability or damage resulting from a willful and material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement or fraud. Payment of the Parent Expense shall be made by wire transfer of same day funds to the accounts designated by Parent within two Business Days after the Company’s having been notified of the amounts thereof by Parent.

(d)          Parent Termination Fee.

(i)         In the event that this Agreement is terminated by the Company pursuant to Section 8.1(d)(i) or Section 8.1(d)(iii) then, in any such event, Parent shall pay to the Company a fee of $3,595,838 (the “Parent Termination Fee”). The Company acknowledges and agrees that the Parent Termination Fee, together with any Collection Costs payable, shall be deemed to be liquidated damages and such amounts shall be sole and exclusive remedy of the Company and any other Person against the Parent’s or Merger Sub’s Related Parties, and none of Parent’s or Merger Sub’s Related Parties shall have any other liability or obligation (other than to Parent) for any losses, claims, damages or liabilities suffered or incurred by the Company or any other Person relating to or arising out of this Agreement, the Limited Guaranty, the Equity Financing Commitment, and neither the Company nor any other person shall be entitled to bring or maintain any other Action against Parent or any other of Parent’s Related Parties arising out of this Agreement, the Limited Guaranty or the Equity Financing Commitment, or any of the transactions contemplated hereby or thereby or any matters forming the basis for such termination, whether in law, in contract, in tort, or otherwise. For the avoidance of doubt, while the Company may pursue both a grant of specific performance pursuant to Section 9.10 and damages (including the payment of the Parent Termination Fee), under no circumstances will the Company be permitted or entitled to receive both a grant of specific performance, on the one hand, and damages or the Parent Termination Fee, on the other hand, and in no circumstances will Parent or Merger Sub be required to pay the Parent Termination Fee on more than one occasion. It is acknowledged and agreed that, notwithstanding the foregoing, Parent and Merger Sub may elect to consummate the Offer, Merger and other transactions contemplated hereby in lieu of paying the Parent Termination Fee following a demand for payment of the same.

(ii)        Notwithstanding anything to the contrary in this Agreement, no Financing Source Party shall have any liability or obligation to the Company, any of its Affiliates or any of its or their direct or indirect stockholders relating to or arising out of this Agreement, the Limited Guaranty or in respect of any oral representation made or alleged to be have been made in connection herewith or therewith, whether in equity or at law, in contract, in tort or otherwise, and the Company shall not seek to, and shall cause its Affiliates and its and their direct and indirect stockholders not to seek to, recover any money damages (including consequential, special, indirect or punitive damages, or damages on account of a willful and material breach) or obtain any equitable relief from or with respect to any Financing Source Party.

(iii)       Payment of the Parent Termination Fee shall be made by wire transfer of same-day funds to the accounts designated by the Company as promptly as reasonably practicable after termination (and, in any event, within two Business Days thereof), in the case of termination by the Company pursuant to Section 8.1(d)(i) or Section 8.1(d)(iii).

(iv)      Notwithstanding anything to the contrary in this Agreement, the parties acknowledge and agree that the maximum aggregate liability of Parent, Merger Sub and any other of Parent’s Related Parties under this Agreement, the Limited Guaranty, the Equity Financing Commitment or relating to the transactions contemplated hereby or thereby shall be limited to (A) the Parent Termination Fee, plus (B) the Collection Costs (the sum of clauses (A) and (B), the “Maximum Parent Liability Amount”), and in no event shall the Company or any other person seek to recover any money damages (including consequential, indirect or punitive damages) in excess of the Maximum Parent Liability Amount.

(e)       Each of Parent, Merger Sub and the Company acknowledges that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent, Merger Sub and the Company would not enter into this Agreement. Accordingly, if a party fails promptly to pay any amounts due pursuant to this Section 8.3 (the “delinquent party”), and, in order to obtain such payment, the other party commences a suit that results in a judgment against the Company for the amounts set forth in this Section 8.3, the delinquent party shall pay to the other party its costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amounts due pursuant to this Section 8.3 from the date such payment was required to be made until the date of payment at the prime lending rate as published in The Wall Street Journal in effect on the date such payment was required to be made, up to an aggregate amount not to exceed $250,000 (collectively, the “Collection Costs”).

Section 8.4          Amendment or Supplement. This Agreement may be amended, modified or supplemented by the parties by action taken or authorized by the Special Committee with respect to the Company and by the Board of Directors of Parent and the Board of Directors of Merger Sub with respect to Parent and Merger Sub, respectively, as applicable, at any time prior to the Effective Time, if applicable; provided, however, that after Merger Sub has accepted for payment and paid for Shares pursuant to the Offer, no amendment may be made which decreases the Merger Consideration. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties in interest at the time of the amendment. Notwithstanding anything to the contrary contained herein, Section 8.2, Section 8.3(d), Section 9.6, Section 9.8, Section 9.10 or Section 9.13 and this Section 9.4 (and any provision of this Agreement to the extent a modification, waiver or termination of such provision would modify the substance of Section 8.2, Section 8.3(d), Section 9.6, Section 9.8, Section 9.10 or Section 9.13 or this Section 9.4) may not be modified, waived or terminated in a manner that impacts or is adverse in any respect to the Financing Source Parties without the prior written consent of the Financing Sources.

Section 8.5          Extension of Time; Waiver. At any time prior to the Effective Time, the parties may, by action taken or authorized by the Special Committee in the case of the Company and the Board of Directors of Parent and the Board of Directors of Merger Sub in the case of Parent and Merger Sub, respectively, as applicable, to the extent permitted by applicable Law, (a) extend the time for the performance of any of the obligations or acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties set forth in this Agreement or any document delivered pursuant hereto, or (c) subject to applicable Law, waive compliance with any of the agreements or conditions of the other parties contained herein. Any agreement on the part of a party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder.

ARTICLE IX
GENERAL PROVISIONS

Section 9.1   Nonsurvival of Representations and Warranties. None of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, other than those covenants or agreements of the parties which by their terms apply, or are to be performed in whole or in part, after the Effective Time.

Section 9.2       Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile or e‑mail, upon written confirmation of receipt by facsimile, e‑mail or otherwise, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier, or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(i)	if to Parent, Merger Sub or the Surviving Corporation, to:

c/o iSubscribed Inc.
15 Network Drive
Burlington, Massachusetts 01803
Attention: Blake Cunneen
Facsimile: (617) 818-1887
E-mail: Blake@isubscribed.com

with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP
2029 Century Park East, Suite 4000
Los Angeles, California 90067
Attention: Ari Lanin
Facsimile: (310) 552-7046
E-mail: ALanin@gibsondunn.com

(ii)	if to Company, to:

3901 Stonecroft Boulevard
Chantilly, Virginia 20151
Attention: Michael E. Stanfield, Executive Chairman and President
Facsimile: (703) 488-1757
E-mail: mstanfield@intersections.com

with a copy (which shall not constitute notice) to:

3901 Stonecroft Boulevard
Chantilly, Virginia 20151
Attention: Duane L. Berlin, Esq., Chief Legal Officer and General Counsel
E-mail: dberlin@intersections.com

and

Kramer Levin Naftalis & Frankel LLP
1177 Avenue of the Americas
New York, New York 10036
Attention: Todd E. Lenson
Facsimile: 212-715-8216
E-mail: tlenson@kramerlevin.com

and

Olshan Frome Wolosky LLP
1325 Avenue of the Americas, 15th Floor
New York, New York 10019
Attention: Spencer G. Feldman, Esq.
Facsimile: (212) 451-2222
E-mail: sfeldman@olshanlaw.com

Section 9.3           Certain Definitions. For purposes of this Agreement:

(a)      “Affiliate” of any Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person;

(b)        “Business Day” has the meaning given to such term in Rule 14d‑1(g) under the Exchange Act;

(c)         “control” (including the terms “controlled,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise;

(d)         “Indebtedness” means, with respect to any Person, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all capitalized lease obligations of such Person, (iv) all obligations of such Person under installment sale contracts, (v) all guarantees and arrangements having the economic effect of a guarantee of such Person of any Indebtedness of any other Person, and (vi) all obligations or undertakings of such Person to maintain or cause to be maintained the financial position of others or to purchase the obligations of others;

(e)         “knowledge” of any party means the actual knowledge of any executive officer of such party or other officer having primary responsibility for the relevant matter after due inquiry;

(f)          “Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including any Governmental Entity;

(g)        “Subsidiary” means, with respect to any Person, any other Person of which stock or other equity interests having ordinary voting power to elect more than 50% of the board of directors or other governing body are owned, directly or indirectly, by such first Person;

(h)       “Tax Return” means any return, declaration, report, certificate, bill, election, claim for refund, information return, statement or other written information and any other document filed or supplied or required to be filed or supplied to any Governmental Entity with respect to Taxes, including any schedule, attachment or supplement thereto, and including any amendment thereof; and

(i)           “Taxes” means (i) all federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, stock, ad valorem, transfer, transaction, franchise, profits, gains, registration, license, wages, lease, service, service use, employee and other withholding, social security, unemployment, welfare, disability, payroll, employment, excise, severance, stamp, environmental, occupation, workers’ compensation, premium, real property, personal property, escheat or unclaimed property, windfall profits, net worth, capital, value-added, alternative or add-on minimum, customs duties, estimated and other taxes, fees, assessments, charges or levies of any kind whatsoever (whether imposed directly or through withholding and including taxes of any third party in respect of which a Person may have a duty to collect or withhold and remit and any amounts resulting from the failure to file any Tax Return), whether disputed or not, together with any interest and any penalties, additions to tax or additional amounts with respect thereto; (ii) any liability for payment of amounts described in clause (i) whether as a result of transferee liability, of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise through operation of Law; and (iii) any liability for the payment of amounts described in clauses (i) or (ii) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any other Person.

Section 9.4         Interpretation. When a reference is made in this Agreement to a Section, Article, Exhibit or Schedule such reference shall be to a Section, Article, Exhibit or Schedule of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement or in any Exhibit or Schedule are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to the Agreement as a whole and not to any particular provision in this Agreement. The term “or” is not exclusive. The word “will” shall be construed to have the same meaning and effect as the word “shall.” References to days mean calendar days unless otherwise specified.

Section 9.5          Entire Agreement. This Agreement (including the Exhibits hereto), the Company Disclosure Letter, the Support Agreement, the Rollover Agreements, and the Confidentiality Agreement constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the parties with respect to the subject matter hereof and thereof. The Confidentiality Agreement expressly survives the execution and delivery of this Agreement or any termination hereof.

Section 9.6          No Third Party Beneficiaries.

(a)        Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement, except (i) as provided in Section 6.8; (ii) after the Effective Time, the rights of holders of Shares to receive Merger Considerations as provided in Article III; and (iii) the rights of holders of Equity Awards to enforce Section 3.2.

(b)       Notwithstanding the foregoing clause (a), (i) following the Effective Time, the provisions of Section 6.8 shall be enforceable as provided in clause (d) thereof, and (ii) the provisions of Section 8.3(d), this Section 9.6 and Section 8.4, Section 9.8, Section 9.10 and Section 9.13 shall be enforceable against all parties to this Agreement by each Financing Source Party.

(c)         The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 8.5 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 9.7        Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware.

Section 9.8          Submission to Jurisdiction.

(a)        Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any party or its Affiliates against any other party or its Affiliates shall be brought and determined in the Court of Chancery of the State of Delaware, provided, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then any such legal action or proceeding may be brought in any federal court located in the State of Delaware or any other Delaware state court. Each of the parties hereby irrevocably submits to the jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

(b)        Notwithstanding anything in this Agreement to the contrary, but subject to the next sentence, each of the parties hereto agrees that (i) it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Financing Source Parties, in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including but not limited to any dispute arising out of or relating in any way to any debt financing pursuant to Section 6.16 or the definitive agreements executed in connection therewith or the performance thereof, in any forum other than the Supreme Court of the State of New York, County of New York, or, if under applicable law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and, in each case, appellate courts thereof), and (ii) any such action, cause of action, claim, cross-claim or third-party claim shall be governed by the laws of the State of New York. The Company further agrees that it shall not, and shall cause its Affiliates and its and their direct and indirect stockholders not to, bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Financing Source Party, in any way relating to this Agreement or the transactions contemplated hereby, including any dispute arising out of or relating in any way to any debt financing pursuant to Section 6.16 or the definitive agreements executed in connection therewith or the performance thereof.

Section 9.9          Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any party without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void; provided, however, that Parent and Merger Sub may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to (a) Parent or any of its Affiliates at any time, in which case all references herein to Parent or Merger Sub shall be deemed references to such other Affiliate, except that all representations and warranties made herein with respect to Parent or Merger Sub as of the date of this Agreement shall be deemed to be representations and warranties made with respect to such other Affiliate as of the date of such assignment (provided, further, that notwithstanding such assignment, Parent shall remain liable for all of its obligations hereunder) or (b) after the Effective Time, to any Person. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 9.10           Specific Performance.

(a)           The parties agree that irreparable damage would occur in the event that the parties hereto do not perform the provisions of this Agreement in accordance with its terms or otherwise breach such provisions. Accordingly, prior to any termination of this Agreement pursuant to Section 8.1, the parties acknowledge and agree that each party shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the Court of Chancery of the State of Delaware, provided, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then in any federal court located in the State of Delaware or any other Delaware state court, this being in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties hereby further waives (i) any defense in any action for specific performance that a remedy at law would be adequate and (ii) any requirement under any law to post security as a prerequisite to obtaining equitable relief. Notwithstanding the foregoing, none of the Company or any of its Affiliates or its and their direct and indirect stockholders shall have any rights or claims (whether in contract or in tort or otherwise) against any Financing Source Party, solely in their respective capacities as lenders or arrangers in connection with any debt financing pursuant to Section 6.16.

(b)      Notwithstanding anything to the contrary in Section 9.10(a), it is acknowledged and agreed that the Company shall only be entitled to seek specific performance of Parent’s obligation to cause the Equity Financing to be funded in accordance with terms of the Equity Financing Commitment and to cause the consummation of the Offer and the Merger, as applicable, to occur, and only in the event that each of the following conditions have been satisfied: (i) with respect to the consummation of the Offer (including the payment of the Offer Price and drawing down the Equity Financing related thereto), all of the Offer Conditions (other than those Offer Conditions that by their nature are to be satisfied at the Acceptance Time, but subject to such Offer Conditions being able to be satisfied) have been satisfied or waived at the Expiration Date, and Merger Sub fails to consummate the Offer pursuant to and in accordance with Section 1.1(c), (ii) with respect to the consummation of the Merger (including the payment of the Merger Consideration and drawing down the Equity Financing related thereto) all of the conditions set forth in Article VII have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions at the Closing), and Merger Sub fails to complete the Closing pursuant to and in accordance with Section 2.2, (iii) the Company has irrevocably confirmed by written notice to Parent and Merger Sub that (A) the Company is ready, willing and able to consummate the Offer, the Merger and the other transactions contemplated hereby and to take such actions required of it by this Agreement to cause the consummation of the Offer, the Merger and the other transactions contemplated by this Agreement to occur and (B) if specific performance is granted and the Equity Financing is funded, the Closing will occur substantially simultaneously with the drawdown of the Equity Financing, and (iv) Parent and Merger Sub fail to consummate the Offer or Merger, as applicable, within three (3) Business Days following the later of (1) delivery of the written confirmation required by clause (iii) above and (2) in the case of the Offer, the Expiration Date, and in the case of the Merger, the date by which the Closing was required to occur pursuant to Section 2.2, and (v) at all times during such three Business Day period, the Company stood ready, willing and able to consummate the Offer, the Merger and the other transactions contemplated hereby.

Section 9.11       Currency. All references to “dollars” or “$” or “US$” in this Agreement refer to United States dollars, which is the currency used for all purposes in this Agreement.

Section 9.12    Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

Section 9.13     Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (INCLUDING ANY ACTION, PROCEEDING OR COUNTERCLAIM INVOLVING ANY OF THE FINANCING SOURCE PARTIES) ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY DEBT FINANCING (TO THE EXTENT APPLICABLE PURSUANT TO SECTION 6.16) OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Section 9.14    Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

Section 9.15    Facsimile or .pdf Signature. This Agreement may be executed by facsimile or .pdf signature and a facsimile or .pdf signature shall constitute an original for all purposes.

Section 9.16       Rules of Construction. Each of the parties hereto acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed the same with the advice of said independent counsel. Each party and its counsel cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the parties shall be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by each of the parties hereto. Any matter set forth on the Company Disclosure Letter shall not be deemed to constitute an admission by the Company or any Subsidiary, or to otherwise imply, that any such matter is material, is required to be disclosed by the Company under this Agreement or falls within relevant minimum thresholds or materiality standards set forth in this Agreement, nor shall be construed as an admission or indication to any third party that any breach or violation exists or has actually occurred.

Section 9.17       No Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement may only be brought against the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party. Each party agrees, on behalf of itself and its Affiliates and Related Parties, that, except to the extent a named party in this Agreement and except to the extent provided in the Limited Guaranty, (a) neither it nor any of its Affiliates will bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Related Party, in any way relating to this Agreement or the transactions contemplated hereby, including any dispute arising out of or relating in any way to the Equity Financing Commitment or the definitive agreements executed in connection therewith or the performance thereof and (b) no Related Party shall have any liability (whether in contract or in tort, in law or in equity, or based upon any theory that seeks to impose liability of an entity party against its owners or Affiliates) to the Company and their respective Affiliates or their respective directors, officers, employees, agents, partners, managers or equity holders for any obligations or liabilities of any party hereto under this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any oral representations made or alleged to have been made in connection herewith. For purposes of this Agreement, “Related Parties” means Parent, Merger Sub and the Guarantors, on the one hand, or the Company, on the other hand, as applicable, and their respective former, current and future equityholders, controlling persons, directors, officers, employees, agents, general or limited partners, managers, management companies, members, stockholders, Affiliates or permitted assignees and any and all former, current and future equity holders, controlling persons, directors, officers, employees, agents, general or limited partners, managers, management companies, members, stockholders, Affiliates or permitted assignees of any of the foregoing, and any and all former, current and future heirs, executors, administrators, trustees, successors or permitted assigns of any of the foregoing.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

WC SACD One Parent, Inc.

By: /s/ Hari Ravichandran
Name: Hari Ravichandran
Title: Chief Executive Officer

WC SACD One Merger Sub, Inc.

By: /s/ Hari Ravichandran
Name: Hari Ravichandran
Title: Chief Executive Officer

Signature Page to Agreement and Plan of Merger

INTERSECTIONS INC.

By: /s/ Ronald L. Barden
Name: Ronald L. Barden
Title: CFO

Signature Page to Agreement and Plan of Merger

EXHIBIT A

CONDITIONS TO THE OFFER

Capitalized terms used in this Exhibit A and not otherwise defined shall have the respective meanings assigned thereto in the Agreement and Plan of Merger to which this Exhibit A is attached (the “Merger Agreement”).

Notwithstanding any other term of the Offer or the Merger Agreement, Merger Sub shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e‑1(c) under the Exchange Act (relating to Merger Sub’s obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer), to pay for any Shares tendered pursuant to the Offer and, subject to the terms of the Merger Agreement, may delay the acceptance for payment of or payment for Shares or may terminate or amend the Offer, if:

(a)         prior to the Expiration Date, there shall not have been validly tendered and “received” (as defined by Section 251(h)(6) of the DGCL) (not counting as validly tendered any Shares tendered pursuant to guaranteed delivery procedures that have not yet been “received” (as defined by Section 251(h)(6) of the DGCL) in settlement or satisfaction of such guarantee) and not withdrawn a number of Shares that, (i) together with the Shares (including Rollover Shares), if any, then owned by Holdings, Parent or any of its Subsidiaries, would represent at least one Share more than 50% of the number of Shares (including Rollover Shares) that are then issued and outstanding on a fully diluted basis (which means, as of any time, the number of Shares outstanding, together with all Shares that the Company would be required to issue pursuant to the conversion or exercise of all options, rights and securities convertible into or exercisable for Shares or otherwise, including after giving effect to Section 3.2(a), and regardless of the conversion or exercise price, the vesting schedule or other terms and conditions thereof), and (ii) would represent at least one Share more than 50% of the then outstanding number of Shares not owned by the Rollover Holders, and executive officers and directors of the Company that are not Rollover Holders (the “Minimum Condition”);

(b)        prior to the Expiration Date, the applicable waiting period under the HSR Act in respect of the transactions contemplated by this Agreement shall not have expired or been terminated;

(c)         any of the following conditions shall exist or shall have occurred and be continuing at the Expiration Date:

(i)      there shall be pending or threatened any Action by any Governmental Entity that seeks, directly or indirectly, to challenge or make illegal or otherwise prohibit or materially delay the consummation of the Offer, the Merger or any of the other transactions contemplated by the Merger Agreement, or to make materially more costly the making of the Offer, or to obtain from the Company, Parent or Merger Sub any damages that are material in relation to the Company and its Subsidiaries taken as a whole;

EXHIBIT A
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(ii)         there shall have been any Law enacted, entered, promulgated, enforced or deemed applicable by any Governmental Entity that would, or would reasonably be expected to, directly or indirectly, result in any of the consequences referred to in paragraph (c)(i) above;

(iii)     since the date of the Merger Agreement, there shall have occurred any event, change, circumstance, occurrence, effect or state of facts that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect;

(iv)       (A) the Company shall have breached or failed to comply in any material respect with any of its obligations, covenants or agreements under the Merger Agreement, (B) the representations and warranties of the Company set forth in (1) Article IV of this Agreement (other than those contained in Section 4.1 (the first sentence thereof), Section 4.2(a), Section 4.4, Section 4.5(a)(i), the last sentence of Section 4.6(a), Section 4.6(b), Section 4.8, Section 4.9(b), Section 4.20, Section 4.22, Section 4.28, Section 4.29) shall not be true and correct in all respects, without regard to any “materiality” or “ Material Adverse Effect” qualifications contained in them, at and as of the date of the Merger Agreement and as of and as though made on the Expiration Date (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of that specified date), with only such exceptions as do not have and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; (2) Section 4.8 or Section 4.9(b) shall not be true and correct in all respects at and as of the date of the Merger Agreement and as of and as though made on the Expiration Date, (3) Section 4.1 (the first sentence thereof), Section 4.4, Section 4.5(a)(i), the last sentence of Section 4.6(a), Section 4.6(b), Section 4.20, Section 4.22, Section 4.28, Section 4.29 shall not be true and correct in all material respects at and as of the date of the Merger Agreement and as of and as though made on the Expiration Date(except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of that specified date); and (4) Section 4.2(a) shall not be true and correct in all but de minimis respects, other than as resulting from permitted exercises of existing outstanding Equity Awards set forth in Section 4.2(a) following the date of this Agreement, at and as of the date of the Merger Agreement and as of and as though made at and as of the Expiration Date (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of that specified date); provided, further, that for purposes of determining the truth and correctness of such representations and warranties, (x) any update or modification of the Company Disclosure Letter purported to have been made after the date of the Merger Agreement shall be disregarded and (y) the truth and correctness of those representations and warranties that address matters only as of a specific date shall be measured only as of such date, or (C) Parent and Merger Sub shall not have received a certificate of an executive officer of the Company, dated as of the scheduled Expiration Date, to the effect set forth in the foregoing clauses (A) and (B).

(v)       the Merger Agreement shall have been terminated in accordance with its terms.

EXHIBIT A
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The foregoing conditions are for the sole benefit of Merger Sub and Parent and may be asserted by Merger Sub or Parent, in whole or in part at any applicable time or from time to time in their sole discretion. The foregoing conditions shall be in addition to, and not a limitation of, the right of Parent and Merger Sub to extend, terminate or modify the Offer pursuant to the terms and conditions of the Merger Agreement. All conditions (except for the Minimum Condition) may be waived by Parent or Merger Sub in their sole discretion in whole or in part at any applicable time or from time to time, in each case subject to the terms and conditions of the Merger Agreement and the applicable rules and regulations of the SEC. The failure of Parent or Merger Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

EXHIBIT A
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EXHIBIT B

LIMITED GUARANTY

EXHIBIT C

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION

OF

INTERSECTIONS INC.
(a Delaware corporation)

ARTICLE I
NAME

The name of the corporation is Intersections Inc. (the “Corporation”).

ARTICLE II
AGENT

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III
PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE IV
STOCK

The Corporation shall be authorized to issue one class of stock to be designated Common Stock; the total number of shares of Common Stock which the Corporation shall have authority to issue is 1,000, and each such share shall have a par value of $0.01.

ARTICLE V
DIRECTORS

Section 5.1           Number. Except as otherwise provided for or fixed pursuant to the provisions of this Amended and Restated Certificate of Incorporation (this “Certificate”), the number of directors of the Corporation shall be fixed by or in the manner provided in the Bylaws.

Section 5.2           Election. Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

ARTICLE VI
EXISTENCE

The Corporation shall have perpetual existence.

ARTICLE VII
AMENDMENT

Section 7.1           Amendment of Certificate of Incorporation. The Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Certificate, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by the laws of the State of Delaware, and all powers, preferences and rights of any nature conferred upon stockholders, directors or any other persons by and pursuant to this Certificate in its present form or as hereafter amended are granted subject to this reservation.

Section 7.2           Amendment of Bylaws. In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation.

ARTICLE VIII
LIABILITY OF DIRECTORS

To the fullest extent that the DGCL, as it exists on the date hereof or as it may hereafter be amended, permits the limitation or elimination of the liability of directors, no director of this Corporation shall be personally liable to this Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Notwithstanding the foregoing, a director shall be liable to the extent provided by applicable law (1) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the DGCL, or (4) for any transaction from which the director derived any improper personal benefit. Neither the amendment or repeal of this Article VIII, nor the adoption of any provision of this Certificate inconsistent with this Article VIII shall adversely affect any right or protection of a director of the Corporation existing at the time of such amendment or repeal.

ARTICLE IX
INDEMNIFICATION

The Corporation shall, to the fullest extent permitted by Section 145 of the DGCL, as the same may be amended and supplemented, or by any successor thereto, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section. The Corporation shall advance expenses to the fullest extent permitted by said section. Such right to indemnification and advancement of expenses shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person. The indemnification and advancement of expenses provided for herein shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

EXHIBIT D

BY-LAW AMENDMENT

Add the following Article to the Amended and Restated By-laws of the Corporation, in chronological order:

ARTICLE VII

FORUM FOR ADJUDICATION OF DISPUTES

1.           FORUM.

Unless the Corporation, in writing, selects or consents to the selection of an alternative forum, the sole and exclusive forum for any current or former stockholder (including any current or former beneficial owner) to bring internal corporate claims (as defined below), to the fullest extent permitted by law, and subject to applicable jurisdictional requirements, shall be the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, another state court or a federal court located within the State of Delaware). For purposes of this article, internal corporate claims means claims, including claims in the right of the Corporation: (a) that are based upon a violation of a duty by a current or former director, officer, employee or stockholder in such capacity; or (b) as to which the General Corporation Law confers jurisdiction upon the Court of Chancery.

2.           CONSENT TO JURISDICTION.

If any action the subject matter of which is within the scope of this article is filed in a court other than the Court of Chancery (or, if the Court of Chancery of the State of Delaware does not have jurisdiction, another state court or a federal court located within the State of Delaware) (a “foreign action”) by any current or former stockholder (including any current or former beneficial owner), such stockholder shall be deemed to have consented to: (a) the personal jurisdiction of the Court of Chancery (or such other state or federal court located within the State of Delaware, as applicable) in connection with any action brought in any such court to enforce this article; and (b) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the foreign action as agent for such stockholder.

3.           ENFORCEABILITY.

If any provision of this article shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provision in any other circumstance and of the remaining provisions of this article (including, without limitation, each portion of any sentence of this article containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities or circumstances shall not in any way be affected or impaired thereby.